Exhibit 4.4

Execution

DATE

(1)	BARING ASIA II HOLDINGS (22) LIMITED
(2)	ALPHA CENTURY ASSETS LIMITED
(3)	WONG SINFUNG
(4)	JOINTLY GOLD TECHNOLOGIES LTD.
(5)	FIRST WIN TECHNOLOGIES LTD.
(6)	GLOBAL WISE TECHNOLOGIES LTD.
(7)	GALLOP JUMBO INTERNATIONAL LIMITED
(8)	DYNAMIC VIEW INVESTMENTS LIMITED
(9)	NOAH TECHNOLOGY HOLDINGS LTD.
(10)	SHENZHEN NOAH INDUSTRIAL CO., LTD. ( )
(11)	SHENZHEN NEW NOAH TECHNOLOGY CO., LTD. ( )
(12)	BVI EXISTING SHAREHOLDERS

SHARE SUBSCRIPTION

AGREEMENT

concerning Series A Preference Shares in

NOAH TECHNOLOGY HOLDINGS LTD.

JUN HE LAW OFFICES are not qualified to practice law in the jurisdictions other than the mainland of People’s Republic of China, thus this Agreement is subject to further comments from lawyers in Hong Kong, the British Cayman Islands, and the British Virgin Islands.

SHARE SUBSCRIPTION AGREEMENT

DATED

BETWEEN

(1)	BARING ASIA II HOLDINGS (22) LIMITED, a company incorporated in the British Virgin Islands with its principal place of business at P.O. Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands, GY1 3ZD, United Kingdom (“Baring”);

(2)	Alpha Century Assets Limited, a company incorporated in the British Virgin Islands with its registration address at P.O. Box 957, Offshore Incorporation Centre Road Town, Tortola, British Virgin Islands; ( “INVESTOR” )

(3)	WONG Sinfung ( ), a Chinese Citizen, with Hong Kong I.D. Number of P129565(2).

(3)	Jointly Gold Technologies Limited, a company incorporated in the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 1”)

(4)	First Win Technologies Ltd., a company incorporated in the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 2”)

(5)	Global Wise Technologies Ltd., a company incorporated in the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 3”)

(6)	Gallop Jumbo International Limited, a company incorporated in the British Virgin Islands with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 4”)

(7)	Dynamic View Investments Limited, a company incorporated in the British Virgin Islands by key employees of the Group Company (“Key Employees”), with its registered address at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 5”); for purposes of this Agreement and Schedules hereunder, Key Employees refer to XIAO Xianquan, XU Baolin, LIU Yong, JI Xiaodong, ZHANG Ruchun, ZHAO Fei, GUO Shunan and LIU Longxi;

BVI 1, BVI 2, BVI 3,BVI 4 and BVI 5 hereinafter (“BVI”) collectively;

(8)	NOAH TECHNOLOGY HOLDINGS LTD., a company incorporated in the Cayman Islands with its registered office at Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (“Company”);

(9)	Shenzhen Noah Industrial Co., Ltd. (“ ” in Chinese), a limited liability company incorporated in the PRC with its registered office at (“Noah Industrial”)

Shenzhen New Noah Technology Co., Ltd. (“ ” in Chinese), a limited liability company incorporated in the PRC with its registered office at (“New Noah”)

Noah Industrial and New Noah hereinafter “NOAH” collectively; and

(10)	BVI Existing Shareholders (as defined below).

WHEREAS

(A)	As at the date hereof, the Company has an authorised capital of US$50,000.00 divided into 5,000,000,000.00 shares of par value of US$0.0001 each. As at the date hereof, 10,736,721.00 ordinary shares have been issued and are fully paid or credited as fully paid by each of BVI respectively. Further particulars of the Company are set out in Schedule 1.

(B)	The Company is a limited liability company established and duly existing under the laws of the Cayman Islands. BVI is the legal and beneficial owner of the entire registered capital of the Company.

(C)	BVI Existing Shareholders are legal and beneficial owner of the entire equity interests of NOAH, whose assets shall be transferred to the Company in accordance with the Restructure Memo (Schedule 8), and the Assets List (Schedule 9).

(D)	The Company hereof agrees to issue and the Preference Shareholders hereof agrees to subscribe for 3,260,981.00 Preference Shares of the Company based on the Post-Money Valuation (as defined below) of Noah Industrial, subject to and upon the terms and conditions of this Agreement.

(E)	The Company further agrees to issue the Warrants (as defined below) to Baring (as defined below) to purchase the Warrants Shares (as defined below) at the Warrants Price (defined below) subject to and upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals and the Schedules, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Assets Transfer Agreement”

an assets transfer agreement to be entered into between Noah Industrial or as the case may be New Noah, and the WFOE subject to the terms of this Agreement.

“Assets List”

a list of assets transferred from Noah Industrial or as the case may be New Noah to WFOE in the form of Schedule 9 hereunder.

“Associate”

(i)	as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and

(ii)	as to any individual, his spouse, or legitimate child;

“BAPE Group”

Baring Asia Private Equity Fund B.V., its wholly owned subsidiaries, and wholly owned investment vehicles and funds solely managed by Baring Private Equity Partners Group, its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of Baring Private Equity Partners Group or its holding company;

“Business”

the research and development, manufacture, and distribution of electronic education products of the Company and its subsidaries;

“Business Day”

a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“BVI Existing Shareholders”

Four (4) individuals who hold legal and beneficial ownership of the entire registered capital of the BVI, namely, XU Dong, TANG Benguo, WANG Xiaotong, and MA Li as specified in Schedule 3;

“Completion”

the completion of the allotment and issuance of the Subscription Shares and the issuance of the Warrants in accordance with the provisions in Clause 5 hereof;

“Completion Date”

the fifth Business Day after the issue of the notice of readiness to complete by the Company referred to in Clause 5.1, or such other date as may be agreed by the parties in writing;

“Conditions”

the pre-completion conditions set out in Clause 2;

“Consent”

includes an approval, authorisation, exemption, filing, licence, order, permission, permit, recording or registration (and references to “obtaining consents” shall be construed accordingly);

“Control”

in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:

(i)	by means of the holding of shares or the possession of voting power (either at shareholder level or director level) in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate;

“E-Dictionary Business Profit Guarantee”

the proforma net operating profit after tax of the Company’s electronic-dictionary (core) business in the Fiscal Year of 2004, including the Fiscal Year 2004 net operating profit after tax of the electronic-dictionary (core) business which have been transferred to the WFOE as performed by Noah Industrial, and any tax refund, provided that any extraordinary non-operating income and/or expense shall be excluded, such as any income generated from assets and/or share transfers, any income from mergers & acquisitions, interest income from financing, restructuring costs and expenses (directly related to the restructure stipulated in the Restructure Memo), any receipt of dividends or profits, property lease and other similar extraordinary income/business. The aforesaid net operating profit after tax shall be audited by one of the “Big 4” international accounting firms jointly appointed by Baring and the Company in accordance with the International Accounting Standards (“IAS”);

“Fiscal Year”

for the purpose of this Agreement, a fiscal year shall start from the first day of January to the last day of December;

“Group Companies”

the Company, BVI, WFOE, NOAH, and their respective Subsidiaries from time to time;

“Hong Kong”

the Hong Kong Special Administrative Region of the PRC;

“Intellectual Property”

all forms of intellectual property and rights thereof including without limitation, any patent, copyright, registered design or unregistered design right, trade mark, service mark, goodwill, know-how and any application for any of the foregoing;

“Main Business”

the main business operated by the Company (including its core business of electronic dictionary, and other main businesses).

“Main Business Profit Guarantee”

the proforma net operating profit after tax of the Company’s Main Business in the Fiscal Year of 2004, including the Fiscal Year 2004 net operating profit after tax of the main businesses which have been transferred to the WFOE as performed by Noah Industrial, and any tax refund, provided that any extraordinary non-operating income and/or expense shall be excluded, such as any income generated from assets and/or share transfers, any income from mergers & acquisitions, restructuring costs and expenses (directly related to the restructure stipulated in the Restructure Memo), any receipt of dividends or profits, property lease and other similar extraordinary income/business. The aforesaid net operating profit after tax shall be audited by one of the “Big 4” international accounting firms jointly appointed by Baring and the Company in accordance with the IAS;

“Memorandum and Articles of Association”

the memorandum and articles of association of the Company from time to time;

“Ordinary Shares”

ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Original Contribution”

Preference Shareholders’ original capital contribution of US$16,000,000.00 for 3,260,981.00 Series A Preference Shares in the Company;

“Post-Completion Covenants”

the post-completion covenants set out in Clause 7;

“Post-Money Valuation”

US$16,000,000.00 for the 22.13% Shares (including ESOP dilution) of the Company, which is US$72,294,426.00 in total;

“Preference Shareholder(s)”

Baring and the Investor, or other holder(s) of Series A Preference Shares;

“PRC” or “China”

the People’s Republic of China;

“RMB”

Renminbi, the lawful currency of the People’s Republic of China;

“Restructure Memo”

the restructure memorandum for NOAH as specified in Schedule 8;

“Series A Preference Shares”

series A preference shares of par value of US$0.0001 each in the capital of the Company;

“Shareholders’ Agreement”

a shareholders’ agreement substantially in the form of Schedule 6, to be entered into between the Preference Shareholders, the Company, BVI, and the BVI Existing Shareholders;

“Shares”

all shares of the Company, including the Ordinary Shares and the Series A Preference Shares;

“Subscription Price”

US$16,000,000.00 for 3,260,981.00 Series A Preference Shares or approximately US$4.9065 per Series A Preference Share;

“Subscription Shares”

3,260,981.00 Series A Preference Shares;

“Tax”

any form of tax in any part of the world including, without limitation, all forms of income tax, profits tax, interest tax, stamp duty, estate duty, value added tax, value appreciation tax, withholding tax, property tax, capital gains tax and all levies, duties, charges, fees, social security contributions, deductions and withholdings whatsoever charged or imposed by any statutory, governmental, state, federal, provincial, local or municipal authority whatsoever and wheresoever, and any interest, penalty, surcharge or fine in connection therewith or arising therefrom;

“US$” or “US Dollar”

United States dollars, the lawful currency of the United States of America;

“Warranties”

the representation warranties and undertakings as set out in Clause 6 and Schedule 3;

“Warrantors”

BVI Existing Shareholders, i.e., XU Dong, TANG Benguo, WANG Xiaotong, MA Li, and each of the Group Company;

“Warrants”

the warrants granted to Baring to purchase the Warrants Shares at the Warrants Price;

“Warrants Price”

US$3,000,000.00 for 509,528.00 Series A Preference Shares or approximately US$5.8878 per Series A Preference Shares;

“Warrants Shares”

509,528.00 Series A Preference Shares;

“WFOE 1”

a wholly foreign owned enterprise, which shall be established in the PRC by the Company’s acquisition of the New Noah’s entire equity, in accordance with the Restructure Memo as specified in Schedule 8, subject to the terms and conditions hereof. The Company is the legal and beneficial owner of the entire equity interests of WFOE 1. The registered capital of WFOE1 shall not be less than RMB10 million;

“WFOE 2”

a wholly foreign owned enterprise, which shall be established in the PRC by the Company in accordance with the Restructure Memo as specified in Schedule 8, subject to the terms and conditions hereof. The Company is the legal and beneficial owner of the entire equity interests of WFOE 2. The registered capital of WFOE2 shall not be less than US$5,000,000.00;

WFOE 1 and WFOE 2 herein after “WFOE” collectively.

“Written Resolutions”

the written resolutions of the shareholders of the Company in the agreed form, where the shareholders of the Company agree to amend the Memorandum and Articles of Association to create a separate class of shares in the Company being the Series A Preference Shares and to set forth the rights and privileges of such shares in accordance with the Shareholders Agreement (Schedule 6). The amendment to the Memorandum and Articles of Association shall include without limitation the redemption, conversion, and liquidation clauses hereof.

1.2	In this Agreement:

(a)	references to recitals, clauses, sub-clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated;

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement; and

(f)	references to a document in the “agreed form” are references to a document the form of which has been or may from time to time be agreed among all parties hereto.

1.3	The recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	All references to dates and time are, unless the context requires otherwise, to Hong Kong time.

2.	CONDITIONS PRECEDENT

2.1	Completion of this Agreement by the Preference Shareholders shall be conditional on the fulfillment of all of the following conditions (subject to any waiver by the Preference Shareholders in its absolute discretion of any or all of the Conditions):

(a)	NOAH has transferred all assets and other items specified in the Assets List, except trademarks stipulated in the Clause 7 of this Agreement, to the WFOE in accordance with the Restructure Memo, the Assets List and the applicable PRC laws, and all actions and procedures have been completed in the event any deeds, documents, assignments and instruments are required to be executed, filed, registered or stamped in respect of such assets transfer; upon the completion of the transfer of the assets and items as set out in the Assets List, cash/cash equivalent and inventory, real properties, and vehicles and other equipments shall not be less than the following levels, respectively, RMB63,110,000, RMB 9,210,000, RMB 3,170,000, and the net asset value shall not be less than RMB 86,020,000, and upon the Completion, an assets checklist shall be prepared and be reviewed and approved by PWC;

(b)	due establishment of the WFOE in accordance with the PRC laws; and the WFOE shall remain valid and effective as at the Completion:

i)	the documents relating to the establishment of the WFOE are valid and have been duly approved or issued (as applicable) by the competent PRC authorities;

ii)	all approvals, authorizations, licenses and/or third party consent requisite under the PRC law for the due and proper establishment and operation of the WFOE and the carrying on of the Business by WFOE have been duly obtained from the relevant and competent PRC authorities and/or third parties, and are in full force and effect;

iii)	all filings and registrations with the PRC authorities required in respect of the WFOE and its Business, including but not limited to the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, or its relevant local authorities, tax bureau and customs authorities and product registration authorities (if required) have been duly completed in accordance with the relevant rules and regulations;

iv)	the WFOE is not in receipt of any letter or notice from any relevant PRC authority notifying revocation of any permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the WFOE;

v)	all requisite formalities in respect of the importation of the machinery, equipment, parts, tools and materials by the WFOE have been complied with in accordance with the relevant PRC laws and regulations;

vi)	the WFOE has been conducting business activities within the permitted scope of the Business and is operating the Business in full compliance with all relevant legal requirements, including without limitation, producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities;

vii)	in respect of approvals, licenses or permits requisite for the conduct of any part of the Business which are subject to periodic renewal, WFOE has no knowledge or reason to believe that such requisite renewals will not be granted by the relevant PRC authorities;

viii)	all applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the WFOE, including, where applicable, the registration of foreign exchange laws, have been fully complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained;

ix)	with regard to the employment and labour management, WFOE has complied with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like,

(c)	a non-compete agreement having been duly entered into by the WFOE and the NOAH, where the NOAH shall undertake not to compete with the Business of the WFOE, or conduct other business or services which may be in direct or indirect competition with the Business;

(d)	the Written Resolutions having been duly approved and passed by the Company and remaining valid and effective as at Completion;

(e)	all distribution agreements, supply agreements and content partnership agreements in which NOAH is a party having been effectively and duly transferred to the WFOE, and WFOE being satisfied that such transfer is not in breach or in contravention of any contract or other undertaking or obligations binding on the other party to such agreements;

(f)	in respect of the employment and labour management of the NOAH, NOAH shall terminate the employment agreements entered into by and between the NOAH and their respective employees as set forth in the Assets List (Schedule 9), and applicable funds having been paid in full in respect of its employees and severance compensation (if any) having been paid by NOAH to such employees; separate service agreements or employment agreements having been entered into by the WFOE and the employees as set forth in Assets List (Schedule 9), and arrangements having been fulfilled by NOAH in respect of any laid off employees (if any) in accordance with the applicable PRC laws and local regulations;

(g)	all Intellectual Property rights (including but not limited to patent, software copyright and trade secret) having been duly transferred to the WFOE, and actions and procedures having been completed in accordance with the applicable laws in the event any regulatory approval, filing and registration is required for such transfer;

(h)	NOAH shall submit an application for the transfer of trademarks stipulated in the Asset List at relevant authorities, and an acceptance notice having been duly issued by the authority, and NOAH shall grant the WFOE the right to use the trademarks not having been duly transferred without any charge until the date when the trademark transfer applications have been approved by and filed with the relevant authorities.

(i)	Noah Industrial shall enter into service agreement with WFOE which stipulates that Noah Industrial’s sole business is to develop software for WFOE and no other business shall be taken without Baring’s written consent, and Noah Industrial and each of the BVI Existing Shareholders shall further undertake that the operations of Noah Industrial shall be maintained at the minimum production and profit level acceptable to the Preference Shareholders (the annual gross income shall be less than 2 million RMB) in order that Noah Industrial is qualified to continuously receive the tax incentives it currently enjoys;

(j)	Noah Industrial and each of the BVI Existing Shareholders shall enter into a non-compete agreement with the WFOE, in which Noah Industrial and each of the BVI Existing Shareholders shall undertake not to engage in any business in competition with the business of the WFOE;

(k)	the issue and allotment of the Subscription Shares to the Preference Shareholders pursuant to the terms of this Agreement having been duly approved by the Company;

(l)	the issue of the Warrants to Baring to purchase the Warrants Shares having been duly approved by the Company;

(m)	Baring having received legal opinions issued by the law firms in the PRC and the Cayman Islands regarding the legality of the Company, WFOE, BVI Existing Shareholders, NOAH and the legality of the restructure steps stipulated in the Restructure Memo;

(n)	all the Warranties remaining true and correct at all times as from the signing of this Agreement up to the Completion, as if they were made and repeated on and as of the Completion;

(o)	all Consents required under the laws of the Cayman Islands for the entering into and performance of this Agreement and the Shareholders’ Agreement and the implementation of the transactions therein contemplated having been obtained and remaining valid and effective as at Completion;

(p)	BVI having delivered to Baring a registered agent’s certificate certifying the date of incorporation of the corporate shareholder and the names of its directors and shareholders;

(q)	the Company having delivered to Baring a certificate of compliance dated the Completion Date and signed by a director of the Company certifying that all of the above conditions have been fulfilled;

(r)	Baring and its counsel having conducted a due diligence investigation against the Group Companies and being satisfied with the results of such investigation;

(s)	except as required or contemplated by this Agreement or the Shareholders’ Agreement, no resolution of the directors or members of any of the Group Companies having been passed nor having any contract or commitment been entered into (other than in the ordinary and usual course of the Business) prior to the Completion without the prior written consent of Baring, except for the purposes of giving effect to the transactions contemplated by this Agreement, or the Shareholders’ Agreement;

(t)	NOAH having provided sufficient documentations to the Preference Shareholders evidencing that the necessary documents for waiving the consideration for the assets transferred as set forth in the Restructure Memo have been duly executed by relevant parties, provided that such consideration waiver documents shall become effective upon the completion of capital injection to WFOE 2;

(u)	NOAH having caused Sichuan Hua Li Investment Co., Ltd., a shareholder of Sichuan Nan Shan Zhi Qiao Micro-Electronics Co., Ltd. (“Nan Shan”) enter into a share transfer agreement with WFOE, which stipulates that Sichuan Hua Li Investment Co., Ltd. shall transfer its 13% equity interests held in Nan Shan to the WFOE for a consideration of RMB15,500,000.00;

(v)	Noah Industrial having entered into a share option agreement which stipulates that WFOE shall have an option to purchase 18.7672% equity interests in Nan Shan held by Noah Industrial at a consideration of RMB 21,800,000.00;

(w)	Noah Industrial having transferred the land use right and property ownership right stipulated in the Asset List to the WFOE; and

(x)	NOAH having entered into a share transfer agreement with WFOE, which stipulates that NOAH shall transfer its equity in Cheng Du Noah Electronics Co., Ltd. to the WFOE or other entity the Preference Shareholders designated, and having caused Tang Ben Guo ( ), a shareholder of Cheng Du Noah Electronics Co., Ltd. enter into a shareholder transfer agreement which stipulates that Tang Benguo shall transfer his equity in Cheng Du Noah Electronics Co., Ltd to the WFOE as stipulated in the Restructure Memo.

2.2	In the event that any of the Conditions specified in Clause 2.1 has not been fulfilled (or waived by Baring in writing) by 5:00 pm on the 120 day after the signing of this Agreement (or such later date as the parties may mutually agree in writing), this Agreement may be terminated by written notice to other parties, at Baring’s own election and discretion, after which this Agreement shall be of no further force or effect.

2.3	Each of the Group Company shall use its best endeavours to procure the fulfilment of the Conditions on or before the date set forth in Clause 2.2.

3.	AGREEMENT TO SUBSCRIBE FOR SHARES

The Preference Shareholders shall, subject to the terms and conditions of this Agreement, subscribe for the Subscription Shares, in cash at the Subscription Price and the Company shall validly allot and issue the Subscription Shares to the Preference Shareholders on Completion, free from all charges, liens, encumbrances, equities or other third party rights, claims or interests.

4.	WARRANTS

4.1	The Company shall, subject to the terms and conditions of this Agreement, issue to Baring on the Completion the Warrants to purchase the Warrants Shares at the Warrants Price.

4.2	The Warrants shall be issued on the terms that they shall immediately become exercisable upon the Completion Date and shall expire upon (i) the expiry of twenty four (24) months from the Completion Date or (ii) a Qualified IPO, whichever is earlier.

4.3	The Warrants shall not be saleable or assignable except when they are being sold or assigned to the purchaser or transferee (as the case may be) of Series A Preference Shares pursuant to the terms of the Shareholders’ Agreement. Such assignees and transferees shall be bound by and shall be entitled to the rights and obligations of the transferor under this Agreement and (once they become a shareholder) the Shareholders’ Agreement.

5.	COMPLETION

5.1	When the Company believes in good faith that it has made all arrangements needed to fulfil the Conditions, it shall issue to the Preference Shareholders a notice of readiness to complete signed by a director of the Company certifying such belief. The Completion shall take place on the Completion Date at the offices of Jun He Law Offices, or at such other place and time as the parties shall mutually agree in writing.

5.2	At the Completion, Preference Shareholders shall:

(a)	deliver or procure to be delivered to the Company applications for the Subscription Shares at the Subscription Price in the form of Schedule 4;

(b)	wire US$ 11,000,000 in full into an account held by the Company;

(c)	wire US$5,000,000.00 in full into an account opened in a bank at Hong Kong jointly held by the Company, where Baring and the Company are the joint signatories on such account.

5.3	Save as aforesaid, and save as provided herein, Baring’s prior written consent is required for any withdrawal from the account as stipulated in the Clause 5.2; however, such consent shall not be unreasonably withheld, especially for any withdrawal for purposes of completing the restructure steps provided in the Restructure Memo, including the Company’s acquisition of New Noah’s equity interests and subscription of the registered capital in the WFOE.

5.4	At the Completion and upon the receipt of the application referred to in Clause 5.2(a), the Company shall:

(a)	deliver to the Preference Shareholders:

(i)	a certified true copy of the board resolutions of the Company approving:

(A)	this Agreement and the Shareholders’ Agreement and the entry into and performance of each of such documents by the Company including the allotment and issue of the Subscription Shares in accordance with the terms of this Agreement and the issue and delivery of the share certificates to the Preference Shareholders;

(B)	the issue and delivery of the Warrants to Baring in accordance with the terms of this Agreement;

(C)	the appointment of one (1) person nominated by Baring as the director of the Company;

(ii)	a certified true copy of the board resolutions of WFOE approving the appointment of one (1) person nominated by Baring as the director of the WFOE;

(iii)	the Shareholders’ Agreement duly signed by all parties thereto (other than the Preference Shareholders);

(iv)	the legal opinions referred to in Clause 2.1(m);

(v)	the share certificates issued in the name of the Preference Shareholders for the Subscription Shares, duly signed and sealed for and on behalf of the Company;

(vi)	the Warrants issued in the name of Baring, duly signed and sealed for and on behalf of the Company;

(vii)	a certified true copy of the Written Resolutions;

(viii)	the certificate of compliance referred to in Clause 2.1(q) as of the Completion Date; and

(ix)	a copy of the 2004 annual budget for reference for the Company.

(b)	Upon receipt of the US$11,000,000.00 as stipulated in the Clause 5.2 (b), deposit the US$ 11,000,000.00 into the following accounts unless otherwise agreed by Baring and the Company:

(i)	wire US$ 5,000,000.00 in full into the bank account of the WFOE 2 as the capital contribution to the registered capital of WFOE 2;

(ii)	wire US$ 2,300,000 in full into the account of WFOE 2 as a shareholder loan;

(iii)	wire US$ 2,500,000 to the account of WFOE 2 as a shareholder loan where a joint signature of Baring designated person and the legal representative of WFOE 2 is required for any withdrawal from such account; and

(iv)	wire US$ 1,200,000 in full into the account designated by BVI Existing Shareholders as consideration for the purchase of New Noah’s equity.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Each of the Warrantors hereby jointly and severally undertakes with the Preference Shareholders that all the Pre-Completion Conditions set out in Clause 2 hereof shall be satisfied in accordance with the terms and conditions in this Agreement.

6.2	Each of the Warrantors hereby jointly and severally represents and warrants to and undertakes with the Preference Shareholders that each of the matters set out in Schedule 3 are as at the date hereof and will be for all times up to and including the Completion Date, true and correct in all respects.

6.3	Each of the Warranties is given only to the extent that it relates to a Group Company and refers only to matters and facts subsisting as at the date hereof up to the Completion, and the right to claim for breach of any Warranties will survive within two (2) years of the Completion.

6.4	Each of the Warranties is without prejudice to any other Warranty and, except where expressly stated otherwise, no provision contained in this Agreement shall govern or limit the extent or application of any other Warranty.

6.5	Each of the Warrantors undertakes to notify the Preference Shareholders in writing as soon as practicable of any matter or event which becomes known to it prior to the Completion which may render any Warranty to be or to have been untrue or inaccurate.

6.6	The rights and remedies of the Preference Shareholders in respect of a material breach of any Warranty shall not be affected by any due diligence review or investigation made by or on behalf of the Preference Shareholders into the affairs of any Group Company.

6.7	Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise or any other arrangement of any kind whatsoever which the Preference Shareholders may agree to or effect in relation to any of the Warrantors in connection with this Agreement, and in particular the Warranties, shall not affect the rights and remedies of the Preference Shareholders as regards to any other parties.

6.8	Each of the Warrantors hereto hereby jointly and severally represents and warrants to the Preference Shareholders that it has full power and authority to enter into and perform this Agreement; this Agreement when executed and delivered by them shall constitute valid and legally binding obligations of such party enforceable in accordance with their respective terms.

6.9	Each of the Warrantors undertakes, in relation to any Warranty which refers to his knowledge or information, that he has made reasonable enquiry into the subject matter of that Warranty and that he does not have the knowledge or information or belief that the subject matter of that Warranty may not be true, complete or accurate.

6.10	Each of the Warrantors hereby jointly and severally undertakes to perform this Agreement, and undertakes to indemnify the Preference Shareholders for any failure to perform this Agreement.

6.11	Profit Guarantee.

(a)	Each of the Warrantors hereof jointly and severally undertakes and guarantees to achieve at least one of the following goals, (i) the E-Dictionary Business Profit Guarantee shall reach the amount of Renminbi 80 million, or (ii) the net operating profit after tax of the Company’s Main Business in year 2004 (“Main Business Profit Guarantee”) shall reach the amount of Renminbi 90 million. This Clause 6.11 shall be deemed to be fulfilled and completed if the Company achieves the goal setting out in either (i) or (ii) hereof.

(b)	In the event that Company fails to achieve either E-Dictionary Business Profit Guarantee or the Main Business Profit Guarantee, the Company shall issue additional series A preference shares to Preference Shareholders each at par value on the basis of the following principle, i.e., for every five million Renminbi after the first million shortage that the Company fails to achieve in respect of E-Dictionary Business Profit Guarantee, in addition to the shares they are entitled to in accordance with the terms and conditions hereof, Preference Shareholders shall be entitled for additional series A preference shares of the Company equivalent to 1% of the Shares of the Company per five million Renminbi shortage.

For the purpose of this Clause 6.11, E-Dictionary Business Profit Guarantee and Main Business Profit Guarantee hereinafter referred to as “Profit Guarantee” collectively.

(c)	If the failure to achieve either E-Dictionary Business Profit Guarantee or the Main Business Profit Guarantee is caused by a Force Majeure Event as set forth in Clause 18, thus the additional shares issued to the Preference Shareholders as set forth in this Clause 6.11(b) is not applicable.

6.12	None of the Warranties nor any benefit nor claim thereunder may be assigned to any person without the prior written consent of the Company.

6.13	NOAH shall cause its subsidiary Nan Shan to adjust the registered capital in Nan Shan in order to comply with the relevant PRC laws, provided that such adjustment is neither opposed by other shareholders of Nan Shan nor by governmental authorities.

6.14	The Warrantors hereby undertake that, within two (2) year after the Completion, the Warrantors shall with reasonable effort cause the WFOE to obtain, and the WFOE shall obtain the qualifications in respect of the operations of the WFOE, including without limitation the PRC Import and Export Enterprises Qualification, Shenzhen Hi and New Technology Enterprises Qualification, Shenzhen Important Software Enterprises Qualification, and other qualifications requisite to enjoy preferential treatments.

6.15	INVESTOR and WONG Sinfung hereby represent and warrant to and undertake with Baring that their investment decisions were made based on their own due diligence investigation and their own business judgement, and they shall be fully responsible for all their actions thereof.

7.	POST-COMPLETION COVENANTS

7.1	Within 90 days after the Completion, Noah Industrial shall duly transfer all trademarks it currently owns, which is stipulated in the Asset List, to the WFOE, and actions and procedures having been completed in accordance with the applicable laws in the event that any regulatory approval, filing, and registration is required for such transfer.

7.2	Within 90 days after the Completion, Noah Industrial shall cause Sichuan Hua Li Investment Co., Ltd., a shareholder of Nan Shan to transfer its 13% equity interests held in Nan Shan to the WFOE for a consideration of RMB15.5 million, actions and procedures having been completed in accordance with the applicable laws in the event that any regulatory approval, filing, and registration is required for such transfer.

7.3	The Warrantors hereby undertake with the Preference Shareholders that, within 90 days after the Completion, the Warrantors shall procure Noah Industrial to deregister its existing sales subsidiaries, and procure the NOAH to duly and properly establish new sales operational branches in Beijing, Shanghai, Guangzhou and Chengdu respectively, in which the WFOE holds the entire legal and beneficiary ownership.

7.4	The Warrantors hereby undertake that, within thirty (30) days after the Completion, the operations of Noah Industrial shall be maintained at the minimum production and profit level acceptable to Baring (the annual income shall be less than 2 million RMB) in order that Noah Industrial is qualified to continuously receive the tax incentives it currently enjoys, and Noah Industrial’s sole business shall be to develop software for WFOE and no other business shall be taken without the Preference Shareholders’s written consent.

7.5	NOAH shall transfer its equity in Cheng Du Noah Electronics Co., Ltd. to the WFOE or other entity the Preference Shareholders designated, and Tang Ben Guo ( ) shall transfer his equity in Cheng Du Noah Electronics Co., Ltd to the WFOE as stipulated in the Restructure Memo. Actions and procedures having been completed in accordance with the applicable laws in the event that any regulatory approval, filing, and registration is required for such transfer.

7.6	The Warrantors hereby undertake that the waiver for the consideration of the assets transfer as setting forth in the Restructure Memo shall have been duly recorded in the accounts of both Noah Industrial and the WFOE in the earliest day within one (1) year after the Completion, when WOFE could enjoy preferential tax treatment subject to relevant PRC laws and regulations.

7.7	The Warrantors shall procure WOFE to submit an application for the registration of a trademark including the English word of “Noah” and an acceptance notice having been duly issued by the authorities within 180 days after the Completion, provided that the word “Noah” is acceptable to be registered as a trademark.

7.8	The Chief Financial Officer of the Company shall have been jointly appointed by Baring and the Company within 90 days after the Completion.

8.	INDEMNIFY

8.1	The Warrantors hereof jointly and severally undertake to fully indemnify the Preference Shareholders, its officers and employees and Associates, and to keep them harmless from and against all direct and indirect losses, liabilities, costs and damages (including without limitation legal costs) which may be suffered or incurred by any of them in connection with, arising out of or as a result of any of the following:

(a)	any of the Warranties including but not limited to warranties regarding tax and incorporation matters, hereof not being true and correct in all respects or not being fully complied with at all times;

(b)	any claim by the NOAH and its Associate against the Preference Shareholders, provided that the Preference Shareholders are not liable, and/or its Associates or against any Group Company;

(c)	any of the Covenants in Clause 7, other undertakings or obligations in this Agreement not being fully performed or fully complied with at all times.

8.2	In the event that any Warrantor materially breaches any Warranty hereof, or fails to duly or promptly perform any of his or its obligations under the Post-Completion Covenants as set forth in Clause 7, which incurs damages to Preference Shareholders in a total amount of not less than US$100,000.00 and has not been remedied and compensated for more than 60 days upon the receipt of Preference Shareholders’ written notice, the Preference Shareholders shall have the right, at any time thereafter, to require the Company to redeem, whereupon the Company shall redeem and other non-breaching Warrantors shall procure the Company to redeem, all or any of the Subscription Shares (as the Preference Shareholders may request) at the Subscription Price at the Preference Shareholders’ own election and discretion.

8.3	The BVI Existing Shareholders’ total liability under this Clause shall not exceed RMB 30,000,000.00 except for the liability stipulated in the Clause 20.4 of the Shareholders’ Agreement (Schedule 6).

9.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

11.	TIME OF ESSENCE AND REMEDIES AND WAIVERS

11.1	Time shall be of the essence of this Agreement.

11.2	No delay or omission by any party in exercising any right, power or remedy provided by law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

11.3	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

11.4	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

12.	PUBLIC ANNOUNCEMENTS

12.1	The investment and subscription of the Subscription Shares by the Preference Shareholders in the Company, including without limitation the existence of such investment and the terms and conditions of this Agreement, the term sheets preceding this Agreement and the Shareholders’ Agreement shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Clause 12.

12.2	Notwithstanding Clause 12.1, each of the parties hereto may disclose the terms of the investment to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the investment amounts in relation to the Subscription Shares and the Warrants, the amount of valuation of the Company, the rights and privileges of the Preference Shareholders under this Agreement and the Shareholders’ Agreement and the share capital structure of the Company to any person except with the prior written consent of the Preference Shareholders (such consent not to be unreasonably withheld).

12.3	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clause 12.1 and 12.2, such party (“Disclosing Party”) shall provide the other parties (“Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

12.4	Clauses 12.1, 12.2 and 12.3 shall cease to have effect and cease to be binding on the parties hereto after the expiry of two (2) years from the Completion.

13.	ASSIGNMENT AND COUNTERPARTS

13.1	This Agreement shall be binding on and enure to the benefit of the parties hereto and their respective assigns and successors.

13.2	The Preference Shareholders may assign and transfer, to any member(s) within the BAPE Group, any of its rights, benefits and obligations in this Agreement including without limitation the benefit of any representations, warranties and undertakings contained herein. However, the Preference Shareholders may not assign and transfer any of its rights, benefits and obligations in this Agreement to any direct competitors of the Company upon the assign or transfer. Save as aforesaid, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

13.3	This Agreement may be entered into by any party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the parties hereto.

14.	NOTICES AND OTHER COMMUNICATION

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated, the initial address and fax number so designated by each party are set out in Schedule 5. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service, shall be deemed received three (3) Business Days after the date of despatch.

15.	FURTHER ASSURANCE

Each of the parties shall at its/his (as the case may be) own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

16.	COSTS AND EXPENSES

16.1	Provided Completion has occurred, the Company shall bear the costs and expenses (including legal expenses) in respect of the negotiation, preparation, execution and carrying into effect of this Agreement, otherwise each party shall bear its all cost and expenses including legal expenses.

16.2	The parties hereto acknowledge that Jun He Law Offices only acts for Baring in respect of this Agreement, and the parties hereto (other than Baring) have been advised to seek separate legal advice.

16.3	The Company shall be responsible for the costs of obtaining the legal opinions referred to in Clause 2.1(n).

16.4	Taxes and governmental fees in respect of the carrying into effect of this Agreement shall be born by the parties in accordance with PRC laws and regulations.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

17.2	Any dispute, difference or claim arising out of or in connection with this Agreement shall be referred to and determined by arbitration at Hong Kong International Arbitration Centre located in Hong Kong by using Hong Kong law as the governing law. UNCITRAL Arbitration Rules shall apply to the arbitration proceedings, which will be conducted in English. For the arbitration tribunal, the arbitrators shall be selected among those who can read and understand Chinese, with each party of the dispute to appoint one member of the arbitration tribunal. The appointment of the third arbitrator shall be agreed by parties of the dispute. If they fail to reach such an agreement, the Hong Kong International Arbitration Centre shall appoint the third arbitrator.

18.	FORCE MAJEURE

In the event of earthquakes, typhoon, flood, war, SARS or other events (the “Event of Force Majeure”), the consequences of which are beyond the parties’ control, prevention or avoidance and which directly affects the performance of this Agreement or hinders performance of its items, the party which is affected by it should immediately inform the other parties in writing, and within 15 days shall provide details of the event and valid documentary evidence supporting the reasons for which matters agreed in this Agreement cannot be performed in whole or in part or for which performance will be delayed. Such documents must be issued by the notary public office in the place where the said event has occurred.

IN WITNESS WHEREOF, the parties executed this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)
BARING ASIA II HOLDINGS	)	/s/
(22) LIMITED	)
in the presence of :	)

/s/

SIGNED by WONG Sinfung	)
for and on behalf of	)
Alpha Century Assets Limited	)	/s/ WONG Sinfung
in the presence of :	)

SIGNED by WONG Sinfung	)
in the presence of :	)	/s/ WONG Sinfung

/s/

SIGNED by XU Dong	)
for and on behalf of	)
Jointly Gold Technologies Limited	)	/s/ XU Dong
in the presence of :	)

SIGNED by	)
XU Dong	)	/s/ XU Dong
in the presence of :	)

SIGNED by XU Dong	)
for and on behalf of	)
Noah Technology Holdings Ltd.	)	/s/ XU Dong
in the presence of:	)

SIGNED by XU Dong	)
)
for and on behalf of	)
Shenzhen Noah Industry Co., Ltd.	)	/s/ XU Dong
in the presence of:	)

SIGNED by Xu Dong	)
)
for and on behalf of	)
Shenzhen New Noah Technology Co., Ltd.	)	/s/ XU Dong
in the presence of:	)

SIGNED by TANG Benguo	)
for and on behalf of	)
First Win Technologies Limited	)	/s/ TANG Benguo
in the presence of :	)

SIGNED by	)
TANG Benguo	)	/s/ TANG Benguo
in the presence of :	)

SIGNED by WANG Xiaotong	)
for and on behalf of	)
Global Wise Technologies Limited	)	/s/ WANG Xiaotong
in the presence of :	)

SIGNED by	)
WANG Xiaotong	)	/s/ WANG Xiaotong
in the presence of :	)

SIGNED by MA Li	)
for and on behalf of	)
Gallop Jumbo International Limited	)	/s/ MA Li
in the presence of :	)

/s/

SIGNED by	)
MA Li	)	/s/ MA Li
in the presence of :	)

/s/

SIGNED by XIAO Xianquan	)
for and on behalf of	)
Dynamic View Investments Limited	)	/s/ XIAO Xianquan
in the presence of :	)

/s/

SCHEDULE 1

PARTICULARS OF THE COMPANY

1.	Registered Office:	the offices of Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands

2.	Date of Incorporation:	April 8, 2004

3.	CR Number:	WK-134538

4.	Place of Incorporation:	Cayman Islands

5.	Directors:

6.	Authorized Share Capital
	as at the date hereof:	US$50,000 divided into 5,000,000,000 Ordinary Shares of par value of US$0.0001 each

7.	Authorized Share Capital
	as at the Completion Date:	US$50,000 divided into 5,000,000,000.00 shares of par value of US$0.0001 each

8.	Issued Share Capital:	as per the Capitalization Table in Exhibit B

SCHEDULE 2

PARTICULARS OF BVI

Jointly Gold Technologies Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3.	Date of Establishment:	February 20, 2004

4.	Place of Incorporation:	British Virgin Islands

5.	Authorized Capital:	US$ 50,000.00

6.	Directors:	XU Dong

First Win Technologies Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3.	Date of Establishment:	March 5, 2004

4.	Place of Incorporation:	British Virgin Islands

5.	Authorized Capital:	US$ 50,000.00

6.	Directors:	TANG Benguo

Global Wise Technologies Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3.	Date of Establishment:	March 12, 2004

4.	Place of Incorporation:	British Virgin Islands

5.	Authorized Capital:	US$ 50,000.00

6.	Directors:	WANG Xiaotong

Gallop Jumbo International Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3.	Date of Establishment:	January 20, 2004

4.	Place of Incorporation:	British Virgin Islands

5.	Authorized Capital:	US$ 50,000.00

6.	Directors:	MA Li

Dynamic View Investments Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

3.	Date of Establishment:	March 10, 2004

4.	Place of Incorporation:	British Virgin Islands

5.	Authorized Capital:	US$ 50,000.00

6.	Directors:	XIAO Xianquan

PARTICULARS OF INVESTOR

Alpha Century Assets Limited

1.	Type of Entity:	limited liability company

2.	Legal Address:	P.O. Box 957, Offshore Incorporation Centre Road Town, Tortola, BVI

3.	Date of Establishment:	October 28, 2003

4.	Place of Incorporation:	British Virgin Islands

5.	Registered Capital:	US$50,000 authorized, one dollar issued

6.	Directors:	Wong Sinfung

PARTICULARS OF NOAH

Noah Industrial

1.	Type of Entity:	PRC limited liability company

2.	Legal Address:

3.	Date of Establishment:	February 11, 1999

4.	Place of Incorporation:	PRC

5.	Registered Capital:	RMB 1,000,000.00

6.	Legal Representative:	XU Dong ( )

New Noah

1.	Type of Entity:	PRC limited liability company

2.	Legal Address:

3.	Date of Establishment:	November 23, 2003

4.	Place of Incorporation:	PRC

5.	Registered Capital:	RMB 10,000,000.00

6.	Legal Representative:	XU Dong ( )

SCHEDULE 3

PART 1

BVI EXISTING SHAREHOLDERS

Names

1.	XU Dong ( ):

Passport Number: G01452308

Address: No. A4-4A, Cuihai Garden, Lianhua West Road, Futian District, Shenzhen City, PRC

2.	TANG Benguo ( )

Passport Number: G04339504

Address: No. 2-2-2B, Xinghaimingcheng, Nanshan District, Shenzhen City, PRC

3.	WANG Xiaotong ( )

Passport Number: G04327510

Address: No. A32A, Cuihai Garden, Zhuzilin, Futian District, Shenzhen City, PRC

4.	MA Li ( )

Passport Number: PCHN 149754271

Address: No. 1A, Shun Yuan Villa, Sichuan Province, PRC

PART 2

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

Each of the Warrantors hereof jointly and severally represents and warrants to the Preference Shareholders that, except as set forth in the Schedule of Exceptions (“Schedule of Exceptions”) attached to this Agreement as Exhibit A (which Schedule of Exceptions shall be deemed to be representations and warranties to the Preference Shareholders) or otherwise disclosed to the Preference Shareholders, the statements in this Schedule 3 are all true, correct and complete.

In this Schedule, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

1.	Organization, Good Standing and Qualification. Save as disclosed to Baring, each member of Group Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted (including without limitation the Business). Each member of Group Company is qualified to do business and is in good standing in each jurisdiction where failure to be so qualified would have a material adverse effect on its financial condition, business, prospects or operations. No order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any Group Company and no distress, execution or other process has been levied on any Group Company’s assets.

2.	Capitalization. The information set out in Schedules 1 and 2 and in the Capitalization Table of the Company attached hereto as Exhibit B is true, correct and complete. Except as set out therein, (a) there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase or be issued or allotted with any of the shares of the Company and (b) no unissued shares (including any unissued Series A Preference Shares, and the Warrants Shares) of the Company, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any rights of first refusal or other rights to purchase such shares (whether in favour of the Company or any other person), pursuant to any agreement or commitment of the Company.

3.	Subsidiaries. Except for its ownership of the entire registered capital of WFOE, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, on or before Completion. Except for those disclosed to Baring or its counsel, NOAH does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity, on or before Completion.

4.	Due Authorization. All corporate action on the part of each of the Group Company, and its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and the Shareholders’ Agreement has been taken or will be taken prior to the Completion. Each of this Agreement and the Shareholders’ Agreement is a valid and binding obligation of the parties thereto enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Series A Preference Shares are not subject to any preemptive rights or rights of first refusal (other than as provided in the Shareholders’ Agreement).

5.	Valid Issuance of Series A Preference Shares and Warrants.

(a)	The Series A Preference Shares and the Warrants, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and (in the case of the Series A Preference Shares) fully paid and non assessable. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles of Association, will be duly and validly issued, fully paid and non assessable.

(b)	The issued share capital of the Company are duly and validly issued, fully paid and non assessable, and such issued share capital, and all other issued shares, options and other securities of the Company have been issued in full compliance with the requirements of all applicable laws and regulations and all other provisions of applicable securities laws and regulations.

6.	Liabilities. Prior to and upon the Completion, there are no liabilities or obligations (including without limitation liabilities under guarantees or indemnities or other contingent liabilities) which have been assumed or incurred, or agreed to be assumed or incurred, by any Group Company. No Group Company is a party to or is liable (including, without limitation, contingently) under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation. No Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or for which any of them has otherwise become directly or indirectly liable.

7.	Title to Properties and Assets.

(a)	Properties Assets. Each of the Group Companies has good and marketable title to its properties and assets owned by it (“Proprietary Assets”) held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind. With respect to the property and assets it leases, each of the Group Companies is in compliance with such leases and the Group Companies hold valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets. Specifically in connection with the NOAH, it does not own any assets or control any interests in other business or entity, except for the stipulations in Schedule 9 (“Assets List”).

(b)	Intellectual Properties. Except for the Properties Assets stipulated in Schedule 9, neither the Noah Industrial nor New Noah nor their respective subsidiary or affiliate owns any Intellectual Properties which has not been disclosed to parties hereof.

8.	Status of Proprietary Assets.

(a)	Ownership. Each of the Group Companies has full title and ownership of, or has license to, all assets necessary to enable it to carry on the Business without any conflict with or infringement of the rights of others. To the best knowledge of the Warrantors, no third party has any ownership right, title, interest, claim in or lien on any of the Group Companies’ Proprietary Assets (including the Intellectual Property). Each Group Company has taken all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons.

(b)	Licenses; Other Agreements. No Group Company has granted, and there are not outstanding, any options or licenses of any kind relating to any of its Proprietary Assets (including the Intellectual Properties), nor is any Group Company bound by or a party to any option or license of any kind with respect to any of its Proprietary Assets. No Group Company is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Proprietary Asset or any other property or rights except as disclosed.

(c)	No Infringement. The Intellectual Property rights (including any software) used or developed or to be used or developed by any Group Company do not, and are not likely to, infringe any Intellectual Property right of any other person, and all licences to any Group Company in respect of any such Intellectual Property rights are in full force and effect and no party to an agreement relating to the use by a Group Company of Intellectual Property rights of another person is, or has at any time been, in breach of that agreement. None of the Intellectual Property registered or alleged to be owned by any Group Company has been wrongfully or unlawfully acquired by any Group Company. All the Intellectual Property registered or owned by any Group Company and the validity or subsistence of any Group Company’s right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including without limitation opposition, cancellation, revocation or rectification, and has not during the period of one year prior to Completion been the subject of any challenge, claim or proceeding, and there are no facts or matters which might give rise to any such challenge, claim or proceedings.

(d)

No Breach by Employee. No employee or consultant of any Group Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for such Group Company or to promote the interests of such Group Company or that would conflict with its business as proposed to be conducted. To the best knowledge of the Warrantors, the carrying on of each Group Company’s business by the employees and contractors of such Group Company and the conduct of its business as presently proposed, does not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or contractors of such Group Company is now obligated. To the best knowledge of the Warrantors, at no time during the conception of or reduction of any of the Group Companies’ Intellectual Property to practice was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any Group Company’s rights in such Intellectual Property.

(e)	Computer System. None of the records, systems, data or information of a Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of Group Company.

(f)	No Disclosure. To its reasonable knowledge, no Group Company has (otherwise than in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than Baring any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

(g)	Protective Measures. Each Group Company has taken reasonable and appropriate steps to keep confidential material technical information developed by or belonging to it, which has not been patented or copyrighted. Each Group Company has taken commercially reasonable steps to preserve and protect all Intellectual Property rights registered or owned by it, including without limitation registration and the full payment of all renewal fees for the registration of such Intellectual Property.

9.	Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that are (i) material and related to the conduct and operations of its business and properties; (ii) material and involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology have been made available for inspection by Baring and its counsel. For purposes of this Section 9, “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either: (i) having an aggregate value, cost or amount in excess of US$50,000 within a 12 month period or (ii) not terminable upon ninety (90) days’ notice without incurring any penalty or obligation.

10.	Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Warrantors currently threatened)

against any of the Group Companies, any Group Company’s activities, properties or assets or, to the best of the Warrantor’s knowledge, against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of any Group Company. To the best knowledge of the Warrantors, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of any Group Company. By way of example but not by way of limitation, there are no Actions pending or, to the best knowledge of the Warrantors, threatened (or any basis therefor) relating to the prior employment of any Group Company’s employees or consultants, their use in connection with the Group Company’s business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties. No Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

11.	Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (“Governmental Authorizations”) on the part of each Group Company required in connection with the consummation of the transactions contemplated herein and for the conduct and operation of the Business shall have been obtained prior to and be effective as of the Completion.

12.	Compliance with Other Instruments. None of the Group Companies is in any violation, breach or default of any term of its constitutional documents which may include, as applicable, memoranda and articles of association, feasibility studies and the like (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby does not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents, or any Group Company Contract or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company.

13.

Disclosure. The Group Company has fully provided Baring and its advisers in this deal with all the information that Baring has reasonably requested in writing for deciding whether to subscribe for the Series A Preference Shares and the Warrants. No representation or warranty in this Agreement or in due diligence investigation or in any oral or written statement or certificate furnished or to be furnished by the Group

Company to Baring pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

14.	Registration Rights. Except as provided in the Shareholders’ Agreement, the Company has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights).

15.	Insurance. Each of the Group Companies has obtained, or will obtain (within fifteen (15) days of Completion) fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

16.	Financial Statements. Exhibit C sets forth an un-audited consolidated balance sheet of each of the Group Company dated June 30, 2004 (the “Balance Sheet Date”) and an unaudited consolidated income statement for the period ended June 30, 2004 (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) are in accordance with the books and records of the Group Companies, (b) are true, correct and complete and present fairly the financial condition of the Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and for purposes of facilitating the management. Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Group Companies’ material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, disputed liabilities and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles. Each Group Company has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

17.	Certain Actions. Since the Balance Sheet Date, no Group Company has: (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital share or any other equity interest; (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$50,000 or in excess of US$100,000 in the aggregate; (c) made any loans or advances to any person, other than ordinary advances for travel expenses; (d) sold, exchanged or otherwise disposed of any material assets or rights other than in the ordinary course of its business; or (e) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

18.	Activities Since Balance Sheet Date. Since the Balance Sheet Date, with respect to each Group Company, except for the activities stipulated in Restructure Memorandum there has not been:

(a)	to the best knowledge of the Warrantors, any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the company (as presently conducted and as presently proposed to be conducted);

(b)	any waiver by the company of a valuable right or of a material debt owed to it;

(c)	any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the company;

(d)	any material change or amendment to a material contract or arrangement by which such Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(e)	any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director not approved by the directors;

(f)	any resignation or termination of any key officers;

(g)	any declaration or payment of any dividend or other distribution of the assets;

(h)	any sale, assignment or transfer of any Proprietary Assets or other intangible assets of the company other than in the ordinary and usual course of the Business;

(i)	any debt, obligation, or liability incurred, assumed or guaranteed by the company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business; or

(j)	any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or business of the company.

19.	Tax Matters. Prior to and upon the Completion, no Group Company has any tax liabilities from tax-related outstanding litigation, or administrative penalty. The provisions for taxes in the Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the Group Companies, whether or not assessed or disputed as of the date of such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

20.	Environmental Compliance

(a)	Each of the Group Companies is in full compliance with the Environmental Laws (as defined below), which compliance includes, but is not limited to, the possession by each Group Company of all permits and other government authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. No Group Company has received any communication (written or oral), whether from a governmental authority, citizens group, employee, or otherwise, that alleges that it is not in such full compliance and, to the best knowledge of the Warrantors, there are no circumstances that may prevent or interfere with such full compliance in the future.

(b)	To the best knowledge of the Warrantors, there is no Environmental Claim (as defined below) pending or threatened against any Group Company or any person or entity whose liability for an Environmental Claim a Group Company has retained or assumed either contractually or by operation of law.

(c)	To the best knowledge of the Warrantors, there are no past or present actions, activities, circumstances, conditions, events, or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Materials of Environmental Concern (as defined below), that could form the basis of any Environmental Claim against any Group Company or any person or entity whose liability for any Environmental Claim a Group Company has retained or assumed either contractually or by operation of law.

In this Schedule:

“Environmental Claim” means any claim, action, cause of action, investigation, or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from: (i) the presence, or release into the environmental, of any Material of Environmental Concern at any location, whether or not owned or operated by any party; or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

“Environmental Laws” means all laws and regulations of any jurisdiction relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of

Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern;

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, and petroleum products.

21.	Related Party Matters.

(a)	Related Party Transactions. No officer or director of any Group Company or any Associate of any such person has, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, technology, intellectual or other property rights or services; or (b) any contract or agreement (other than his or her employment or service agreement with any Group Company) to which any Group Company is a party or by which it may be bound or affected. No officer or director of any Group Company or any Associate of any such person has any employment or service agreement with any Group Company which provides for an annual remuneration of more than US$100,000.00 per annum.

(b)	No Competing Business Interest. The Warrantors or their respective Associate do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by any Group Company and their respective subsidiaries which are or are likely to be, or become, competitive with the businesses of the Group Company and in respect of which any such person, with its Associates, holds, and is beneficially interested in, less than 5% of any securities in that company.

22.	Share Restriction Agreements. Each person who, pursuant to any benefit, bonus or incentive plan of any Group Company, holds any issued Ordinary Shares or other securities of any Group Company or any option, warrant or right to acquire such shares or other securities, has entered into or is otherwise bound by, an agreement granting the relevant Group Company (a) the right to repurchase the shares for the original purchase price, or to cancel the option, warrant or right, in the event the holder’s employment or services with the relevant Group Company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the relevant Group Company, and (b) a right of first refusal with respect to all such shares. The Company has furnished to Baring true and complete copies of the forms of all such share restriction agreements.

23.	Power of Attorney. None of the Group Companies has granted any power of attorney or similar power or authorization to any person (including any director or shareholder).

24.	Compliance with Law

(a)	To the reasonable knowledge of the Warrantors, none of the Group Companies nor any of their respective directors, employees, officers, consultants or agents has committed any criminal offence or any breach of the requirements or conditions of any statute, treaty, legislation, regulation, bye-law or other obligation relating to any Group Company or the carrying on of each Group Company’s business. Each Group Company has obtained all approvals, licenses, registrations, and consents necessary to own its assets and for the carrying on of its business as it now carries on and all such approvals, licenses, registrations and consents are valid and subsisting.

(b)	No Group Company is the subject of any investigation or inquiry by any governmental or regulatory bodies and to the best knowledge of the Warrantors there are no facts which are likely to give rise to such investigation or inquiry.

25.	NOAH. Without prejudice to the generality of the foregoing Warranties and the Warranties in this Agreement:

(a)	Each of the NOAH does not carry on, and has never carried on, any business other than the business disclosed to Baring and its counsel.

(b)	None of the NOAH has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or which any of them has otherwise become directly or indirectly liable.

(c)	Each of the NOAH has full title and ownership of, has licence to, all assets necessary to enable it to carry on the business without any conflict with or infringement of the rights of others.

(d)	No order has been made or petition presented or resolution passed for the liquation, de-registration and winding up of any of the NOAH and no distress, execution or other process has been levied on any of the NOAH.

(e)	All requisite formalities in respect of the importation and acquisition of the machinery, equipment, parts, tools, materials and other assets by the WFOE, in particular the assets of the Noah Industrial’s acquired or to be acquired by the WFOE from Noah Industrial pursuant to the Assets Transfer Agreements, have been and will be in compliance with the relevant PRC laws and regulations.

(f)	All assets of Noah Industrial acquired or to be acquired by the WFOE pursuant to the Assets Transfer Agreements will be validly transferred and acquired, and the transfer will be valid and enforceable under PRC laws. None of the assets acquired or to be acquired are subject to the supervision or control of the PRC customs authorities.

(g)	All assets acquired pursuant to the Assets Transfer Agreements are free from all charges, liens, encumbrances, equities, or other third party rights, claims and interests and the right, title and ownership therein have been duly vested in the WFOE.

(h)	The WFOE and the NOAH have full power, authority and legal right to enter into, execute and perform their respective obligations under the Assets Transfer Agreements and such obligations constitute valid, legal and binding obligations enforceable against each of them in accordance with their respective terms and the transfer of the assets pursuant to the Assets Transfer Agreements have been and will be legally, effectively and validly effected in accordance with the terms of the Assets Transfer Agreements. All governmental authorisations, approvals, consents, filings and registrations under the PRC laws for the transfer of the assets pursuant to the Assets Transfer Agreements have been issued, obtained and made and all such authorisations, approvals, consents, filings and registrations are subsisting and in full force and effect. The transfer of such assets does not require any valuation to be done and there are no requirements under PRC laws to report, clear or file any valuation with the State-Owned Assets Bureau or its local authorities.

(i)	The Warrantors hereby jointly and severally undertake to procure that Noah Industrial shall not carry on any further business upon completion of the Assets Transfer Agreements (other than those which are necessary for the collection of any of its outstanding account receivables from its customers and maintaining its production enterprise status) and shall forthwith procure New Noah to be converted into WFOE 1 as this Agreement stipulated.

26.	WFOE.

(a)	The documents relating to the establishment of the WFOE are valid and have been duly approved or issued (as applicable) by relevant and competent PRC authorities.

(b)	All Consents requisite under PRC laws for the due and proper establishment and operation of the WFOE and the carrying on of the Business by the WFOE have been duly obtained from the relevant and competent PRC authorities and are in full force and effect.

(c)	All filings and registrations with the relevant PRC authorities required in respect of the WFOE, including but not limited to the registrations with the Ministry of Commerce, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange or their respective local authorities, tax bureau and customs authorities and product registration authorities (if required) have been duly completed in accordance with the relevant rules and regulations.

(d)	The WFOE shall conduct the Business within the permitted scope of its business licence and operate the Business in full compliance with all relevant legal requirements, including without limitation, manufacturing, processing and/or distributing products and services with all requisite licenses, permits and approvals granted by competent PRC authorities.

(e)	All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the WFOE, including, where applicable, the registration of foreign exchange laws, have been fully complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.

(f)	With regard to employment and staff or labour management, the WFOE has complied with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

SCHEDULE 4

FORM OF APPLICATION FOR SHARES

To:	Noah Technology Holdings Ltd.

From:	[ ]

Date:

Dear Sirs,

Application for shares

We hereby apply for the allotment and issue of the following number of Series A Preference Shares of your Company at the aggregate subscription price of [US$15milion/1milion]:

No. of Series A Preference Share:	[3,057,170.00 / 203,811.00]

We agree to take the above Series A Preference Shares subject to the Memorandum and Articles of Association of your company and we authorize you to enter our name in the register of members as holder of the above shares.

Yours faithfully,

SCHEDULE 5

ADDRESSES AND FAX NUMBERS FOR NOTIFICATIONS

1.	Baring Asia II Holdings (22) Limited

	Address:	P.O. Box 431
13-15 Victoria Road, St Peter Port
Guernsey
Channel Islands
GY1 3ZD
United Kingdom

Attn : Ms. Connie Helyar

	Fax No.:	(44) 148-1715-219

c.c. Baring Private Equity Partners (HK) Ltd.
39th Floor, One International Finance Centre
1 Harbour View Street
Central
Hong Kong

Attn : Ms. Kathy Xu

	Fax No.:	(852) 2843 9372

2.	Alpha Century Assets Limited:

	Address:	15A, Block One, Dynasty Court, 23rd, Old Peak Road, Hong Kong

Attn: Ms. WONG Sinfung

	Fax No.:	(00852)-28105546

3.	Noah Technology Holding Limited

Address:

Attn : Mr. XU Dong

	Fax No.:	(86755)-83432793

4.	Jointly Gold Technologies Limited

Address:

Attn : Mr. XU Dong

	Fax No.:	(86755)-83432793

5.	First Win Technologies Limited

Address:

Attn : Mr. TANG Benguo

	Fax No.:	(86755)-83432793

6.	Global Wise Technologies Limited

Address:

Attn : Mr. WANG Xiaotong

	Fax No.:	(86755)-83432793

7.	Gallop Jumbo International Limited

Address:

Attn : Mr. MA Li

	Fax No.:	(86-28)-87749469

8.	Dynamic View Investments Limited

Address:

Attn : Mr. XIAO Xianquan

	Fax No.:	(86755)-83432793

9.	Shenzhen Noah Industrial Co., Ltd.:

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

10.	Shenzhen New Noah Technology Co., Ltd.:

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

11.	XU Dong:

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

12.	TANG Benguo:

Address:

Attn: Mr. TANG Benguo

	Fax No.:	(86755)-83432793

13.	WANG Xiaotong

Address:

Attn : Mr. Wang Xiaotong

	Fax No.:	(86755)-83432793

14.	MA Li

Address:

Attn : Mr. Ma Li

	Fax No.:	(86-28)-87749469

SCHEDULE 6

SHAREHOLDERS’ AGREEMENT

DATED 04/19, 2004

(1)	PERSONS NAMED IN PART A OF SCHEDULE 3

(2)	BARING ASIA II HOLDINGS ([22]) LIMITED

(3)	Alpha Century Assets Limited

(4)	Noah Technology Holdings Ltd.

(5)	Jointly Gold Technologies Limited

(6)	First Win Technologies Limited

(7)	Global Wise Technologies Limited

(8)	Gallop Jumbo International Limited

(9)	Dynamic View Investments Limited

SHAREHOLDERS’ AGREEMENT

relating to

Noah Technology Holdings Ltd.

SHAREHOLDERS’ AGREEMENT

DATED 04/19/2004

BETWEEN:

(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN PART A OF SCHEDULE 3 (“BVI Existing Shareholders”);

(2)	BARING ASIA II HOLDINGS (22) LIMITED, a company incorporated in the British Virgin Islands with its principal place of business at P.O. Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands, GY1 3ZD, United Kingdom (“Baring”);

(3)	Alpha Century Assets Limited, a company incorporated in the British Virgin Islands with its registration address at P.O. Box 957, Offshore Incorporation Centre Road Town, Tortola, British Virgin Islands ( “INVESTOR”);

(4)	Jointly Gold Technologies Limited, a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 1”)

(5)	First Win Technologies Limited, a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 2”)

(6)	Global Wise Technologies Limited, a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 3”)

(7)	Gallop Jumbo International Limited, a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 4”)

(8)	Dynamic View Investments Limited, a company incorporated in the British Virgin Islands by Key Employees of the Group Company, with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands; (“BVI 5”)

BVI 1, BVI 2, BVI 3, BVI 4 and BVI 5 hereinafter (“BVI”); and

(9)	Noah Technology Holding Limited, a company incorporated in Cayman Islands with its registered office at the offices of Walkers SPV Limited, Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (“Company”).

WHEREAS:

(A)	Subject to and upon the completion of the Share Subscription Agreement, Baring shall become the holder of Series A Preference Shares of par value of US$0.0001 each in the Company.

(B)	The rights and privileges of the Series A Preference Shareholders are set out in the written resolutions of the shareholders of the Company in the form of Schedule 1.

(C)	This Agreement is entered into by the parties hereto for the purposes of regulating the business, affairs and management of the Group Companies as from completion of the Subscription Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Articles”

the Articles of Association of the Company, as amended from time to time;

“Associate”

(i)	as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and

(ii)	as to any individual, his spouse, or legitimate child;

“BAPE Group”

Baring Asia Private Equity Fund B.V., its wholly owned subsidiaries, and wholly owned investment vehicles and funds solely managed by Baring Private Equity Partners Group, its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of Baring Private Equity Partners Group or its holding company;

“Board”

the board of Directors for the time being of the Company;

“Business Day”

a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Control”

in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:

(i)	by means of the holding of shares or the possession of voting power (either at shareholder level or director level) in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate;

“Director”

any director for the time being of the Company and where applicable, any alternate director;

“Dispose”

to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Encumbrance”

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and the expression “Encumber” shall be construed accordingly;

“ESOP”

any equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of stock options to its employees, officers, directors, consultants and/or other eligible persons;

“ESOP Share”

any Ordinary Share granted pursuant to stock options under ESOP;

“Group Companies”

the Company and its Subsidiaries from time to time and the expression “Group” shall be construed accordingly; a list of the Group Companies in this Shareholders’ Agreement as at the date hereof is set out in Schedule 2;

“Hong Kong”

the Hong Kong Special Administrative Region of the PRC;

“IPO”

has the meaning ascribed to it in Clause 15;

“Liquidation Event”

any liquidation, winding up or dissolution of any Group Company, or any Sale Event, or any initial public offering of Securities in the Company which is not a Qualified IPO; for the avoidance of doubt, a Qualified IPO is not a Liquidation Event;

“Ordinary Shares”

ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Ordinary Shareholder”

a holder of any Ordinary Share other than the ESOP Share;

“Original Contribution”

the Preference Shareholders’ original capital contribution of US$16,000,000.00 for 3,260,981.00 Series A Preference Shares in the Company;

“PRC” or “China”

the People’s Republic of China;

“Preference Shareholder(s)”

holder(s) of Series A Preference Shares;

“Qualified IPO”

a fully underwritten IPO in the United States of America pursuant to an effective registration under the Securities Act or on a reputable stock exchange in London, Hong Kong, Singapore or such reputable stock exchange as may be determined by the Company, with gross proceeds to the Company of not less than US$50 million;

“Sale Event”

any trade sale, merger, acquisition, reorganisation or other transaction involving any Group Company in which the original shareholders do not retain a majority of the voting power in the surviving entity, or any change in the control, or a sale of all or substantially all of the assets or business of any Group Company;

“SEC”

Securities and Exchange Commission of the United States of America, or any other federal agency for the time being administering the Securities Act;

“Securities”

any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect;

“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Series A Preference Shares”

series A preference shares of par value of US$0.0001 each in the capital of the Company;

“Series A Preference Shareholder”

a holder of any Series A Preference Share;

“Shares”

any of the Ordinary Shares and the Series A Preference Shares;

“Shareholders”

any or all of those persons and entities at any time holding any class of Shares of the Company;

“Subscription Agreement”

the share subscription agreement dated [                    ], 2004 and made between the Preference Shareholders, BVI, NOAH, BVI Existing Shareholders, WONG Sinfung and the Company;

“Subsidiary”

has the meaning ascribed to it by section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Subsidiary Boards” or “Subsidiary Board”

the boards of directors for the time being of each of the subsidiaries of the Company and a “Subsidiary Board” means any of them;

“US$”

United States dollars, the lawful currency of the United States of America;

“Warrantors”

BVI and BVI Existing Shareholders;

“WFOE 1”

a wholly foreign owned enterprise, which shall be established in the PRC by the Company’s acquisition of the New Noah’s entire equity, in accordance with the Restructure Memo as specified in Schedule 8, subject to the terms and conditions hereof. The Company is the legal and beneficial owner of the entire equity interests of WFOE 1. The registered capital for WFOE 1 shall not be less than RMB10 million;

“WFOE 2 ”

a wholly foreign owned enterprise, which shall be established in the PRC by the Company in accordance with the Restructure Memo as specified in Schedule 8, subject to the terms and conditions hereof. The Company is the legal and beneficial owner of the entire equity interests of WFOE 2. The registered capital for WFOE 2 shall not be less than US$5,000,000.00;

WFOE 1 and WFOE 2 hereinafter “WFOE” collectively.

1.2	In this Agreement:

(a)	references to recitals, Clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	The expressions “Ordinary Shareholders” and “Series A Preference Shareholders” shall, where the context permits, include their respective successors, assigns and personal representative (where applicable).

2.	BUSINESS OF THE GROUP

2.1	The Group Companies shall not conduct any business or activity other than in the field of the research and development, manufacture, and distribution of electronic education products in accordance with business plans approved by the Board or Subsidiary Boards (as the case may be).

2.2	Any business plan prepared by or for the Group Companies and delivered to the Preference Shareholders on or prior to or after the date hereof shall be carried out by such Group Company on a best endeavours basis.

3.	BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETING AND BOARD COMMITTEE

3.1	The maximum number of persons comprising each of the Board and the Subsidiary Boards shall be four (4) unless otherwise agreed by a majority vote of the Shareholders and consented to by Preference Shareholder(s) then holding not less than 51% of the Series A Preference Shares as at the date hereof.

3.2	So long as Preference Shareholder(s) is/are the beneficial owner of not less than 51% in aggregate of the Series A Preference Shares as at the date hereof, the Preference Shareholder(s) shall be entitled, by written notice to the Company, to nominate and elect one (1) person to each of the Board and the Subsidiary Boards as director and to remove such directors nominated by it and to nominate and elect other persons to replace the persons removed.

3.3	The Company and the Subsidiary shall provide to the observer(s), concurrently with the members of the Board and the Subsidiary Boards, in the same manner, notices of all meetings of the Board and the Subsidiary Boards and respective committees thereof and a copy of all materials and information provided to such members.

3.4	So long as the BVI is the legal and beneficial owner of not less than 51% of all the Shares, it shall be entitled to, by the written notice to the Company and Baring, to nominate and elect the majority member of the directors, but no fewer than 3 directors, and to remove such director nominated by it and to nominate and elect other persons to replace the person removed.

3.5	The directors on the Board and the Subsidiary Boards upon and after the completion of the Subscription Agreement shall be as follows:

Board: one (1) person to be nominated by Baring and three (3) persons to be nominated by BVI

Subsidiary Board (including but not limited to the Board of WFOE): one (1) person to be nominated by Baring and three (3) persons to be nominated by BVI

3.6	Each of the Board and the Subsidiary Boards shall convene at least four (4) meetings in each fiscal year.

3.7	In relation to meetings of the Board and the Subsidiary Boards, each director shall be given not less than ten (10) Business Days’ written notice of meetings, but any meeting held without such notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting in writing; and for this purpose, the presence of a director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting.

3.8	One (1) director appointed by the Preference Shareholders or Baring plus two (2) directors appointed by the ordinary shareholders constitute a quorum. A resolution signed by a majority of the directors (including at least one director nominated by Baring) of the Board or any Subsidiary Board, entitled to receive notice of a meeting of such directors shall be as valid and effectual for all purposes as a resolution of such directors duly passed at a meeting of the Board (or Subsidiary Board, as the case may be) duly convened, held and constituted provided that:

(a)	where such resolution is in relation to any contract or arrangement in which a director or directors are interested, it shall not be effective unless the number of directors signing the resolution who are not interested in the contract or arrangement would have constituted a quorum of directors if a meeting had been held for the purpose of considering the contract or arrangement;

(b)	when a director has approved a resolution by facsimile, the original of the signed copy shall be deposited with the relevant Group Company in its registered office or such other office as the relevant Group Company may designate for this purpose from time to time by such director as soon as possible thereafter. Any such resolution may consist of several documents, provided each such document is signed by one or more directors; and

(c)	resolutions relating to matters provided in Clause 4 shall not be effective unless and until any consent of Baring required under Clause 4 has been obtained.

3.9	BVI and BVI Existing Shareholders shall procure that the Subsidiary Board shall not pass or adopt any resolution in connection with a single transaction or a series of related transactions within any 12-month period in excess of US$100,000.00 except (i) with the prior written consent of the Board, and (ii) not less than ten 10 Business Days’ prior written notice of such proposed resolution has been given to at least one (1) director of the Board appointed by Baring.

3.10	The Board shall give not less than ten (10) Business Days’ notice of meetings of Shareholders to those persons whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting.

3.11	A meeting of the Shareholders is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy:

(a)	the holders of Series A Preference Shares holding not less than an aggregate of 50% of the outstanding Series A Preference Shares; and

(b)	the holders of Ordinary Shares being not less than an aggregate of 50% of all Ordinary Shares in issue.

3.12	A meeting of Shareholders will be adjourned to the same time and place seven (7) Business Days later if a quorum is not present at that Shareholders’ meeting. If at such adjourned meeting a quorum is still not present within forty-five minutes from the time appointed for the meeting, the Shareholders present shall constitute a quorum. Except for the business as outlined in the notice to Shareholders, no other business shall be transacted thereat.

3.13	Each Series A Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series A Preference Shares into Ordinary Shares. The Series A Preference Shareholders and the other Shareholders shall vote together and not as a separate class.

3.14	Any shareholders’ meeting of any Group Company and any meeting of the Board or a Subsidiary Board may be held, and any shareholder or as the case may be director may participate in such meeting, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at the meeting.

4.	MATTERS REQUIRING CONSENT OF PREFERENCE SHAREHOLDERS

4.1	The Shareholders and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of Preference Shareholders of 51% of the issued Series A Preference Shares as at the date hereof:

(a)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series A Preference Shares;

(b)	any action that authorises, creates or issues Securities of any class in the Group Company having rights superior to the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, or having rights on a parity in all respects with the Series A Preference Shares;

(c)	any action that reclassifies or converts any issued Securities of the Company into Securities having rights superior to the preference or priority of the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, or having rights on a parity in all respects with the Series A Preference Shares;

(d)	any amendment, modification or change to or of the memorandum or articles of association or other similar documents of any of the Group Companies that will directly or indirectly affect adversely the rights of the Series A Preference Shares;

(e)	any merger, sale, acquisition, consolidation or reorganisation of any Group Company with or into one or more corporations or any other entity(ies) (other than a merger or consolidation involving only the Company and its wholly owned Subsidiary) or any other transaction or series of related transactions (such merger, sale, acquisition, consolidation, reorganisation and transactions to be collectively referred to as “Transaction”), in which the relevant Group Company or its shareholders immediately prior to such Transaction will not, as a result of or subsequent to the Transaction, hold a majority of the voting power of the surviving or resulting entity;

(f)	the sale or Disposal of or creation of any Encumbrance over all or substantially all of the assets or any assets of any Group Company (including without limitation the Company’s interest in any of its Subsidiaries or the intellectual property or business in connection with any of its products as may be developed from time to time);

(g)	the commencement of any liquidation, dissolution, winding up or termination of any Group Company;

(h)	any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Company (in one transaction or a series of related transactions) in excess of US$100,000.00 within any 12-month period;

(i)	any material alteration or change in the business scope of any Group Company as set out in such company’s constitutional document or approved business plan or any material change in any Group Company’s business plan or any material change in the Company’s approved annual budget;

(j)	any increase in aggregate compensation (including all benefits) of any of the five (5) most highly compensated employees or officers of any Group Company by more than 50% in any twelve (12)months’ period;

(k)	any public offering of Securities of any Group Company that does not meet the requirements of a Qualified IPO;

(l)	any purchase or lease of any interest in land or real property or any other asset or equipment or the making of any investment, except for (i) any lease of land, real property, asset or equipment which does not exceed US$100,000.00 within a 12–month period and (ii) any purchase of equipment not exceeding US$100,000.00 within a 12-month period;

(m)	any change in the maximum number of directors of any Group Company, or the appointment or removal of the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of any Group Company;

(n)	the declaration or payment of any dividend or other distribution on the Ordinary Shares;

(o)	the entry into of any contract, agreement or arrangement with any person related to any Director or Ordinary Shareholder or which is other than at arm’s length;

(p)	any change in the authorised or issued share capital of any Group Company, or any issue or allotment of any Securities in any Group Company or any issue or grant of any Securities conferring on any person a right to acquire any Securities in any Group Company (except where such new issue or allotment falls within the exceptions in Clause 11.1;

(q)	the adoption, termination or material amendment of, or any increase or decrease in the number of options or shares which may be granted under any ESOP; and

(r)	the terms and conditions of appointment of and the compensation and salaries payable to any senior management personnel of any Group Company including without limitation the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of any Group Company, and any variations to any of such terms, conditions, compensation or salaries.

4.2	The “Additional Series A Preference Shares” shall mean Series A Preference Shares acquired through the exercise of Warrants which have been held by the relevant member(s) of the BAPE Group, according to stipulations in this Agreement.

4.3	For proposals regarding the actions listed in Clause 4.1, Baring shall express its opinion by written forms or electronic means within 15 business days upon the receipt of the written proposal(s) of a Board meeting, otherwise the lack of response within the aforesaid period shall be deemed consent to such proposal(s).

5.	CONFIDENTIALITY

5.1	The terms and conditions of this Agreement (including its existence) shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Clause 5.

5.2	Notwithstanding Clause 5.1, any party hereto may disclose the terms of this Agreement to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the investment amounts in relation to the Series A Preference Shares held by the Preference Shareholders and the warrants, the amount of valuation of the Company, the rights and privileges of the Preference Shareholders under this Agreement and the Subscription Agreement and the share capital structure of the Company to any person except with the prior written consent of the Preference Shareholders (such consent not to be unreasonably withheld).

5.3

In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clause 5.1 and 5.2, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

5.4	Clauses 5.1, 5.2 and 5.3 shall cease to have effect and cease to be binding on the parties hereto after the expiry of two years from the date hereof.

6.	MANAGEMENT

6.1	The parties hereto confirm that the business and affairs of the Company shall be managed by the Board in the best interests of the Company and its Subsidiaries taken as a whole. In furtherance of the foregoing, the parties hereto agree that, after the date hereof, neither they, nor any of their Associates will enter into any contract, agreement, arrangement or other transaction with the Company or any of its Subsidiaries unless the terms and provisions of such contract, agreement or other arrangement or the terms on which such transaction is conducted, as the case may be, are fair to the Company or such Subsidiary and are not less favourable than those obtainable in an arm’s length relationship.

6.2	Save as otherwise agreed between the parties, the Shareholders shall, and shall procure the directors nominated by them to, exercise their powers and control in relation to the Group Companies so as to ensure that each of the Group Companies shall:

(a)	carry on and conduct businesses and affairs in a proper and efficient manner and for its own benefit;

(b)	keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business; and

(c)	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals.

6.3	The parties acknowledge that an audit committee, a compensation committee and an investment committee of the Company or the Subsidiary have been established by the Board on or before Completion. The parties agree that:

(a)	each of the audit committee, the compensation committee and the investment committee consists of three (3) members, of which Baring shall have the right to nominate and appoint one (1) member on each of the audit committee and the compensation committee of the Board;

(b)	the audit committee of the Board shall be responsible for and in charge of the appointment of the auditors of the Company, the internal financial control and review, financial system improvement and maintenance and all corporate governance issues;

(c)	the compensation committee of the Board shall be responsible for and in charge of the terms and conditions of appointment of and the compensation and salaries (including any ESOP) of the senior management personnel of the Company;

(d)	the investment committee of the Board shall be responsible for and in charge of the decision-making for all major investments, and mergers and acquisitions; and

(e)	each of the audit committee, the compensation committee and the investment committee shall meet at least once every quarter.

6.4	In the event of the occurrence of the Drag Along Event as provided in Clause 14, the compensation committee of the Board shall use its reasonable endeavours to negotiate with the Acquirer (as defined in Clause 14.1) to offer to the senior management personnel of the Company at that time, a reasonable remuneration package with terms consistent with industry standards. This Clause shall not be construed as a condition to the exercise of the Drag Along Right in Clause 14 and does not operate and should not be regarded as a guarantee that any reasonable remuneration package will be offered, if at all, to the senior management personnel of the Company.

7.	DIVIDENDS

7.1	The Series A Preference Shareholders shall be entitled to receive out of any funds legally available therefor, when and if declared by the Board, dividends at the rate and in the amount as the Board considers appropriate.

7.2	No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share or any other class of Shares unless and until a dividend in the like amount and kind has first been declared on the Series A Preference Shares on an as-if-converted basis and has been paid in full to the Series A Preference Shareholders.

8.	USE OF BARING NAMES OR LOGOS

Except with the prior written authorization of Baring, none of the Group Companies or BVI, nor any other shareholders of either Group Companies or BVI shall be entitled to use, publish or reproduce the name, trademark or logo of “Baring” or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Chinese translation for Baring ( ) shall be deemed as Baring names or logos.

9.	EMPLOYEE SHARES

9.1	The Board shall have power to grant share options to the Key Employees, directors, consultants and officers of any Group Company to acquire Ordinary Shares pursuant to bona fide employment-related ESOP approved by the Board; provided that the total number of Shares issued or issuable pursuant to the ESOP shall not in aggregate exceed 5% of the fully-diluted issued share capital of the Company from time to time.

10.	INFORMATION RIGHTS

10.1	The Company shall, for so long as the Preference Shareholders holds not less than 20 percent of Series A Preference Shares of the Company as at the date hereof, deliver to the Preference Shareholders, the following documents and information of each Group Company:

(a)	audited annual consolidated financial statements within 90 days after the end of each fiscal year, audited by an international “Big 4” accounting firm with operations in the PRC, of the Company’s choice;

(b)	unaudited quarterly consolidated financial statements within 45 days of the end of each fiscal quarter;

(c)	unaudited monthly consolidated financial statements within 30 days of the end of each month;

(d)	copies of all quarterly, annual, extraordinary or other reports filed by the Company with the SEC or any other relevant securities exchange, regulatory authority or governmental agency and other documents and information sent to the Shareholders (in their capacity as a shareholder of the Company); and

(e)	an annual budget within 30 days prior to the end of each fiscal year.

All the financial statements referred to in this Clause 10.1 shall be prepared in conformance with the IAS and shall include a balance sheet, profit and loss accounts and statement of cash flows and, only in respect of audited statements, all directors’ notes thereto (if any).

10.2	For so long as the Preference Shareholders holds not less than 20 percent of Series A Preference Shares of the Company as at the date hereof, the Preference Shareholders shall have the following rights during normal business hours: (i) inspection rights of the books and records (including without limitation financial records) of all Group Companies; (ii) inspection rights of the plant, equipment, stock in trade and facilities of any Group Companies and (iii) the right to discuss the business, operations and management and other matters of any Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

10.3	The information and inspection rights under Clauses 10.1 and 10.2 shall terminate upon the closing of a Qualified IPO of the Company.

10.4	The information stipulated in Clause 10.1 of this Agreement shall be confidential information and shall not be disclosed by the Preference Shareholders to any person not being a party hereto except as permitted under Clause 5 of this Agreement.

11.	RIGHT OF FIRST OFFER

11.1	All Shareholders shall have a right of first offer to purchase and subscribe for an amount of any New Securities (as defined below) which the Company proposes to issue sufficient to maintain such Shareholder’s proportionate beneficial ownership interest in the Company (on an as-if-converted basis for Preference Shareholders). “New Securities” shall mean any Securities of the Company other than:

(a)	conversion rights applicable to the Series A Preference Shares;

(b)	Securities issued pursuant to a Qualified IPO;

(c)	Securities issued in consideration of a bona fide acquisition by the Company of another corporation by merger or purchase of substantially all its assets;

(d)	Securities issued to employees, officers or directors of any Group Company pursuant to ESOP provided that the issue of such Securities shall be subject to the restrictions set forth in Clause 9;

(e)	Securities issued upon exercise of any outstanding options or warrants; and

(f)	Securities issued pursuant to the consent in writing of all Shareholders for the time being.

11.2	If the Company wishes to make any issue of New Securities, it shall prior to such issue give each Shareholder a written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of New Securities to be offered and the price, if any, for which the Company proposes to offer such New Securities), and shall constitute an offer to issue the relevant portion of the New Securities to the Shareholders on such terms and conditions.

11.3	All Shareholders may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within 14 Business Days after receipt of the notice of the Company of the proposed issue. Any Shareholder exercising its right of first offer shall be entitled to participate in the purchase of New Securities on a pro rata basis to the extent necessary to maintain its proportionate beneficial ownership interest in the Company (its “Pro Rata Portion”) (and for purposes of determining any Preference Shareholder’s Pro Rata Portion, any Shareholder or other security holder shall be treated as owning that number of Shares into which any outstanding convertible shares may be converted. If any shareholder fails to purchase or does not accept its Pro Rata Portion, the other Shareholder(s) shall have the right to purchase up to the balance of the New Securities not so purchased. This right of over-subscription may be exercised by each Shareholder by notifying the Company of its desire to purchase more than its Pro Rata Portion.

11.4	The Company shall, in writing, inform promptly each Shareholder which elects to purchase more than its Pro Rata Portion of the New Securities of any other Shareholder’s failure to do so.

11.5	If a Shareholder who elects to exercise its right of first offer does not complete the subscription of such New Securities within five (5) Business Days after delivery of its Acceptance Notice to the Company, the Company may complete the issue of New Securities on the terms and conditions specified in the Company’s notice within seven (7) Business Days following the expiration of such five (5) Business Day period.

11.6	If the Company does not complete the issue of the New Securities within such seven (7) Business Days’ period, the right of first offer provided in this Clause 11 in respect of such New Securities shall be deemed to be revived and the New Securities shall not be offered to any person unless first re-offered to all of the Shareholder(s) in accordance with this Clause 11.

11.7	The rights of each Shareholder under this Clause 11 shall terminate upon:

(a)	that point of time when such Shareholder no longer owns any Share; or

(b)	the consummation of a Qualified IPO.

12.	RIGHT OF FIRST REFUSAL

12.1	Before any Shares may be sold or otherwise transferred or Disposed of by any Ordinary Shareholder or any Series A Preference Shareholder (“Selling Shareholder”) to any proposed purchaser or other transferee (“Proposed Transferee”), all the other Ordinary Shareholders and Series A Preference Shareholders (“Remaining Shareholders”) shall have a right of first refusal (“Right of First Refusal”) to purchase such shares (“Offered Securities”) in accordance with the terms of this Clause 12.

12.2	Before the transfer of any Offered Securities, the Selling Shareholder shall deliver to the Company and the Remaining Shareholders a written notice (“Transfer Notice”) stating:

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities;

(b)	the number of Offered Securities to be transferred to each Proposed Transferee; and

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the price for which the Selling Shareholder proposes to transfer the Offered Securities (“Offered Price”) to the Remaining Shareholders.

12.3	(a)	Each Remaining Shareholder shall have the right, upon notice to the Selling Shareholder at any time within ten (10) Business Days after receipt of the Transfer Notice (“Purchase Right Period”), to purchase its Pro Rata Share (as defined below) of all or any of such Offered Securities at the Offered Price and upon the same terms (or terms as similar as reasonably practicable) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from a Remaining Shareholder, sell such Offered Securities to such Remaining Shareholder pursuant to such terms. In respect of a Remaining Shareholder, its “Pro Rata Share” for the purposes of this Clause shall mean the ratio of (i) the number of Securities (on an as-if-converted basis) held by such Remaining Shareholder bears to (ii) the total number of Securities (on an as-if-converted basis) held by all the Remaining Shareholders.

(b)

The Selling Shareholder shall grant to the Remaining Shareholders the right of over-subscription such that if any Remaining Shareholder fails to purchase its Pro Rata Share, the other Remaining Shareholders shall have the right (on a pro rata basis or such other basis as may be agreed among the Remaining Shareholders) to purchase up to the balance of the Offered Securities not so purchased. Such right of over-subscription may be exercised by any Remaining Shareholder by notifying the Selling Shareholder of its desire to purchase more than its Pro Rata Share.

(c)	Upon expiration of the Purchase Right Period, the Selling Shareholder will provide notice to each remaining Shareholders as to whether the Right of First Refusal has been exercised by any of the Remaining Shareholders and whether any of them intends to exercise the right of over subscription (“Expiration Notice”).

12.4	If and to the extent any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Remaining Shareholders, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in Clause 13, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price.

12.5	The rights of a Shareholder under this Clause 12 shall terminate upon:

(a)	that point in time when such Shareholder no longer owns any Share in the Company; or

(b)	the consummation of a Qualified IPO.

13.	CO-SALE RIGHTS

13.1

In the event that the Selling Shareholder is BVI, each Preference Shareholder shall have the right to participate in any sale or Disposal to the Proposed Transferee upon the same terms and conditions as set forth by the Selling Shareholder in the Transfer Notice in accordance with the terms and conditions set forth in this Clause 13 and provided that such Preference Shareholder converts all Securities, the subject of such sale, to Ordinary Shares prior to the completion of a sale pursuant to this Clause 13. Each Preference Shareholder shall exercise its right by delivering to the Selling Shareholder, within five (5) Business Days after receipt of the Expiration Notice, written notice of its intention to participate, specifying the number of Ordinary Shares such Preference Shareholder desires to sell to the Proposed Transferee. At the closing of the transaction, such Preference Shareholder shall deliver one or more certificates representing the number of Ordinary Shares which it elects to sell hereunder together with instrument of transfer and other documents necessary for transfer of such Ordinary Shares to the Proposed Transferee, and the Selling Shareholder shall procure that the Proposed Transferee shall pay to such Preference Shareholder a pro rata amount of the purchase price received from the

Proposed Transferee. To facilitate the sale and delivery of share certificate of such Ordinary Shares of the selling shareholder, the Company undertakes to the Preference Shareholders that it shall effect and register the conversion of Series A Preference Shares into Ordinary Shares, and provide relevant share certificates therefor to the selling shareholder as soon as practicable upon any request for conversion.

13.2	Each Preference Shareholder shall have the right to co-sell up to such number of Shares equal to the product of (1) the number of Offered Securities multiplied by (2) a fraction, the numerator of which is the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) owned by such Preference Shareholder, and the denominator of which is (i) the number of the numerator plus (ii) the number of Securities (on an as-if-converted basis with the exclusion of any outstanding warrants) held by the Selling Shareholder and all other Preference Shareholders (if any). In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Offered Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Securities in the above equation for the purpose of determining each Preference Shareholder’s participation rights.

13.3	If the Proposed Transferee refuses to purchase Shares from any Preference Shareholder exercising its rights of co-sale under this Clause 13, the Selling Shareholder shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such Shares from such Preference Shareholder on the same terms and conditions specified in the Transfer Notice.

13.4	The exercise or non-exercise of the right to participate under this Clause 13 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect any Preference Shareholder’s right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to this Clause 13.

13.5	Any sale, assignment or other transfer or Disposal of Offered Securities by any Selling Shareholder contrary to the provisions of this Agreement shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Offered Securities sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until such Selling Shareholder has satisfied the requirements of this Agreement with respect to such sale or Disposal.

13.6	The Right of First Refusal set forth in Clause 12 and the co-sale rights set forth in Clauses 13.1 to 13.5 shall not apply to:

(a) any transfer of Shares to a wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder or to any member(s) of BAPE Group (if the Selling Shareholder is the Preference Shareholder or another member of BAPE Group) (“Permitted Transferee”), provided that in each case the Selling Shareholder shall remain to be bound by this Agreement and the Permitted Transferee shall agree to be bound by this Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

13.7	The rights of a Preference Shareholder under Clauses 13.1 to 13.6 shall terminate upon:

(a)	that point of time when such Preference Shareholder no longer owns any Share of the Company; or

(b)	the consummation of a Qualified IPO.

13.8	Each certificate representing the Shares shall bear legends in the following form (in addition to any legend required under any other applicable securities laws):

The securities represented by this certificate are subject to certain restrictions on transfer as set forth in a Shareholders’ Agreement dated as of [            ], 2004, a copy of which is on file at the principal office of the Company and will be furnished upon request to the holder of record of the shares represented by this certificate.

13.9	The parties hereto agree that any purchaser of Shares (unless already a party to this Agreement) from a Selling Shareholder shall be required to sign a deed confirming its agreement to be bound by this Agreement as a condition of his becoming a Shareholder.

13.10	The above provisions of this Clause 13 shall be mutatis mutandis applicable to BVI in the event that the Selling Shareholder is any of Preference Shareholders.

14.	DRAG-ALONG RIGHT

14.1	In the event that any person or entity (“Acquirer”) offers to acquire the entire issued share capital of the Company at a consideration of not less than US$200,000,000.00 (“Drag Along Event”), the Preference Shareholders shall have the right to give notice (“Drag Along Notice”) to all other Shareholders to require all other Shareholders to sell and transfer all (but not part) of their Shares and other Securities to the Acquirer and (if applicable) the benefit of all loans owing by any Group Company to the Shareholders, subject to and upon such terms and conditions as the Preference Shareholders may require (including, for example, title warranties from each Shareholder and representations, warranties and indemnities from the Shareholders and regarding the Group Companies).

14.2	After receipt of the Drag Along Notice by the other Shareholders, BVI Existing Shareholders shall procure BVI and all other Shareholders (other than the Preference Shareholders) to sell and transfer, to the Acquirer all their Shares and other Securities (including without limitation Shares and options under ESOP) and (if applicable) the benefit of all loans owing by any Group Company to the Shareholders, and shall sign and execute, and procure BVI and all other Shareholders (other than the Preference Shareholders) and the Company to sign and execute, such documents, deeds and instruments as required by the Preference Shareholders and shall take such steps, and procure BVI and all other Shareholders (other than the Preference Shareholders) and the Company to take such steps, as required by the Preference Shareholders for the purposes of or in connection with such sale. BVI and BVI Existing Shareholders hereof undertake jointly and severally that once they are aware of any prospects of an Acquirer making an offer, they shall not take any step or action which may result in such offer being frustrated or materially revised.

14.3	Upon receipt of the written request that sets out the details including but not limited to the identity of the Acquirer, the price and payment terms of the Drag Along Event of the Preference Shareholder, BVI and each of BVI Existing Shareholders shall execute, and shall procure all Shareholders (other than the Preference Shareholders) to execute, in favour of the Preference Shareholders a power of attorney in an agreed form authorising the Preference Shareholders to sign all documents and take all steps for and on behalf of them in connection with the sale under this Clause 14, provided that such acquisition is conducted by an Acquirer independent from BAPE Group at a fair market price of not less than any other offered consideration for the time being.

15.	REDEMPTION

15.1	Any holder of Preference Shares shall have the right at any time and from time to time commencing from the fifth anniversary date of the Completion Date (as defined in the Subscription Agreement) if there is no Qualified IPO or Liquidation Event, to require and demand the Company to redeem all (but not part) of its Preference Shares, and the Company shall redeem all of the holder’s Preference Shares within thirty (30) days from the date of the redemption notice given to the Company, provided that the Company has met the basic standard for a Qualified IPO but the Board or holders of Ordinary Shares refuse to take necessary steps or actions to procure the Qualified IPO.

15.2	The initial redemption money (“Redemption Price”) payable on each Series A Preference Share is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:-

(a)	the amount of any dividend relating to each Preference Share which has been declared by the Company but unpaid, to be calculated up to and including the redemption date (as defined below); and

(b)	in the event the Preference Shareholders is the holder of redeemed shares, the amount of Original Contributions, i.e., US$16,000,000.00;

15.3	Redemption of the Preference Shares is effected by the holder thereof giving the Company not less than 30 days’ notice (“redemption notice”) at any time after the expiry of the said fifth-year period. The redemption notice shall specify the number of Preference Shares to be redeemed, the date of the redemption (“redemption date”) and the place at which the certificates for the Preference Shares are to be presented for redemption.

15.4	On the redemption date the holder of the Preference Shares who has served the redemption notice is bound to deliver to the Company at the place stated in the redemption notice the certificate (or certificates) for those shares (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Directors). On receipt, the Company shall pay to the holder (or, in the case of joint holders, to the holder whose name stands first in the register in respect of the Preference Shares) the redemption money due to it.

16.	LIQUIDATION

16.1	If a Liquidation Event occurs, then subject to Clause 16.2, all the assets and funds of the Company available for distribution to members shall be distributed pro rata among all the holders of Preference Shares (on an as if converted basis) and Ordinary Shares.

16.2	Nevertheless of the provisions in Clause 16.1, If the Liquidation Event is a Sale Event, then instead of receiving the distributions in accordance with Clause 16.1 above, Preference Shareholder shall be entitled, in its absolute discretion and election, to receive either:

(a)	a portion of the proceeds of such Sale Event, in the form of cash, shares or other assets payable under such Sale Event, in proportion to the shareholding of such holder of Preference Shares in the Company (on an as-if-converted basis); or

(b)

If within 3 years after the Completion, the selling price of the Company is less than US$100,000,000.00 in a Sale Event, (i) a cash amount of the amount of 1.5 times of the Original Contribution to the Company that the shares represent, plus all declared but unpaid dividends and distributions on such Preference Shares, and (ii) after the amount as set forth in Clause 16.2(b)(i) has been fully paid to the Preference Shareholders, any remaining assets and funds of the Company available for distribution shall be distributed pro rata among all the Shareholders,

and the parties hereto (other than the Preference Shareholders) shall procure that the proceeds of such Sale Event shall be applied and paid in such manner as required by the holders of Preference Shares to give effect to this Clause 16.2 and shall take and procure the taking of all necessary actions to give effect to this Clause 16.2 including without limitation the Board and/or the Company’s shareholders passing any necessary resolutions for the distribution of such proceeds to the holders of Preference Shares and the giving of payment direction to the payer of such proceeds to pay the relevant amount of the proceeds directly to the holders of Preference Shares.

17.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17.1	Each of Warrantors hereby jointly and severally represents, warrants and undertakes to the Preference Shareholder(s) who hold(s) not less than 50 percent of the Series A Preference Shares that:

(a)	as at the date hereof, BVI Existing Shareholders are beneficiary owners of BVI’s entire issued share capital;

(b)	BVI Existing Shareholders shall obtain a prior written consent from such Preference Shareholders if any of them by any means intends to sell or dispose any number of his/her shares in BVI unless the BVI Existing Shareholders transfer the Shares in BVI to his/her Associate.

(c)	Warrantors shall obtain a prior written consent from such Preference Shareholders if there is any change in BVI’s shares or beneficial shareholders or Control or in its directorship or its management.

(d)	each of them shall indemnify such Preference Shareholders from and against all losses, liabilities, claims, costs and expenses (including without limitation legal costs) which may be suffered or incurred by the Preference Shareholders directly or indirectly as a result of, arising from or in connection with any delay, default or failure on the part of any of the Existing Shareholders, to duly and punctually perform any of their respective obligations under this Agreement;

17.2	Each of Warrantors hereby jointly and severally undertake to the Preference Shareholders that each of them shall guarantee, cause and procure the due and punctual performance by BVI, of its obligations under this Agreement.

17.3	In the event that any of the BVI Existing Shareholders intends to sell, transfer or otherwise dispose his shares in BVI, the Preference Shareholders shall have the right of first offer, the right of first refusal and the co-sale rights, to sell, transfer or dispose its shares in the Company subject to similar mechanism and procedures as set forth in Clause 11, 12, and 13 hereof. However, if any of the BVI Existing Shareholders intends to assign, or transfer his/her shares in the BVI to his Associate, the first right of refusal and the co-sale right as provided in Clause 12 and 13 shall not apply.

18.	CONVERSION

18.1	The holders of Preference Shares shall have conversion rights as follows:

(a)	Right to Convert. Each Series A Preference Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such Preference Shares, into one fully-paid and non-assessable Ordinary Share. The issue price at which an Ordinary Share shall be deliverable upon conversion of a Series A Preference Share (the “Series A Conversion Price”) shall initially be US$4.9065 PROVIDED THAT, for the avoidance of doubt, such issue price shall be deemed to have been paid up and no payment is required from the holder of Preference Shares in effecting conversion. The initial Series A Conversion Price shall be subject to adjustment as provided in accordance with this Clause 18.

(b)	Automatic Conversion. Each Preference Share shall automatically be converted into Ordinary Share at the then effective applicable Series A Conversion Price upon the closing of a fully underwritten Qualified IPO (such event being referred to herein as an “Automatic Conversion”).

On and after the date of an Automatic Conversion, notwithstanding that any certificates for the Preference Shares shall not have been surrendered for conversion, the Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on Preference Shares prior to such conversion date.

18.2

Mechanics of Conversion. No fractional Ordinary Shares shall be issued upon conversion of the Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, unless the payment would amount to less than US$50.00 in aggregate payable to any single converting holder of Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

Before any holder of the Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, such holder shall give not less than two (2) Business Days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preference Shares on the expiry of such fourteen (14) day period; provided, however, that in the event of an Automatic Conversion pursuant to Clause 18.1(a), the outstanding Preference Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Automatic Conversion unless the certificates evidencing such Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed.

The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, or in the case of Automatic Conversion, on the date of, and immediately prior to, the closing of the Qualified IPO, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares at such time. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preference Shares being converted.

18.3	Adjustments to Conversion Price.

(a)

Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out in the last paragraph of Clause 18.3(a), no adjustment of the Series A Conversion Price pursuant to Clause 18.3 shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Clause 18, then and in each such event provision shall be made so that the holders of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Clause 18 with respect to the rights of the holders of Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Clause 18.3(b), the holders of Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preference Shares shall be convertible into, in lieu of the number of

Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of Preference Shares upon conversion of such Preference Shares immediately before that change would have been changed into.

(d)	Adjustments on Issuance of Additional Stock. If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share (“New Purchase Price”) less than the Series A Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by the Preference Shareholders, the Preference Shareholders shall be entitled to receive additional “free” Series A Preference Shares in accordance with the following formula to ensure the number of shares held by the Preference Shareholders equals to the number of shares that the Original Contribution, as stipulated in the Subscription Agreement, would have purchased at such New Purchase Price.

(Additional Preference Shares) = [($Volume 0) / (New Purchase Price)] – (Shares 0)

Where:

$Volume 0 = aggregate investment paid by the Preference Shareholders

Shares 0 = number of shares held by the Preference Shareholders upon the issuance of Additional Stocks.

the Preference Shareholders shall be entitled to receive the Additional Preference Shares without any further contribution to the Company in this situation.

For purposes of this Clause 18.3(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the Series A Preference Shares were first issued (“Series A Original Issue Date”) other than Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series A Original Issue Date (including any Ordinary Shares into which outstanding Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company pursuant to the Company’s equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; or (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate partnering agreements or other similar arrangements approved by the Directors.

For the purpose of making any adjustment to the Series A Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:

(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors; and

(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.

If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Clause 18.3(d), and the Series A Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Series A Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the Series A Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series A Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Preference Shares reasonably determine that an adjustment should be made to the Series A Conversion Price as a result of one or more events or circumstances not referred to in this Clause 18.3, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series A Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination. The costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series A Conversion Price applicable at that time.

(g)	Notices Regarding Winding-up. If, at any time when any Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Preference Shares. Each such holder shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(h)	No Adjustment. No adjustment of the Series A Conversion Price shall be made in an amount less than US$0.01 per Preference Share.

18.4	No Impairment. The Company will not, by amendment of its Memorandum or Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Clause 18 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preference Shares against impairment.

18.5	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Clause 18, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preference Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares.

18.6	Notices of Record Date. In the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of Preference Shares:

(A)	at least 30 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (c) and (d) of this Clause 18.6; and

(B)	in the case of the matters referred to in subparagraphs (c) and (d) of this Clause 18.6, at least 30 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preference Shares at the address for each such holder as shown on the books of the Company.

18.7	Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preference Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

18.8

Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of Preference Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite Shareholders’ approval of any necessary amendment to its Memorandum or Articles of Association.

19.	INITIAL PUBLIC OFFERING

19.1	It is the intention of the parties to seek a registered public offering (“IPO”) of Securities of the Company (or as the case may be, Securities of the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of public offering) (“IPO Shares”) in the United States of America, London, Hong Kong, Singapore or a reputable stock exchange in any other jurisdiction as determined by the Company provided that any such IPO shall be a Qualified IPO.

19.2	Preference Shareholders shall be entitled to the registration rights set out in Schedule 4. Such registration rights shall terminate upon (a) the third anniversary of the closing of a Qualified IPO, (b) the expiry of five (5) years from the date of completion of the Subscription Agreement, whichever is the later or (c) such earlier time at which all Registrable Securities (as defined in Schedule 4) held by such Preference Shareholder (and any affiliate of the Preference Shareholder with whom such Preference Shareholder must aggregate its sales under Rule 144 of the Securities Act) proposed to be sold may be sold under Rule 144 of the Securities Act in any three (3)-month period without registration in compliance with Rule 144 of the Securities Act.

19.3	In the event that the Company (or as the case may be, the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of public offering) intends to effect an IPO outside of the United States of America, the parties hereto agree that the Preference Shareholder shall, to the extent permitted by the relevant laws, regulations and rules of the relevant stock exchange, have the same registration rights or rights as similar to such registration rights as permissible under the relevant laws, regulations and rules.

19.4	In addition to the rights set out in Clauses 19.2 and 19.3 above, each of the Preference Shareholders shall be entitled to sell up to such number of Shares which is equal to the number of Shares offered by the other Shareholders as vendor shares in an IPO.

20.	RESTRICTIVE COVENANTS

20.1	BVI and BVI Existing Shareholders hereof acknowledge that the Preference Shareholders agrees to invest in the Company and become a Preference Shareholder on the basis of continued and exclusive services of and diligent devotion and commitment by BVI Existing Shareholders and BVI to the Group Companies, and agree that the Preference Shareholders should have reasonable assurance of such basis of investment. Each of BVI Existing Shareholders and BVI hereof jointly and severally undertakes to the Preference Shareholders who hold(s) not less than 50 percent of the Series A Preference Shares that neither he nor any of his Associates will directly or indirectly:

(a)

Up to the last day of the 12th month after the Qualified IPO, ( “Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company at any time during the Restriction Period;

(b)	during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(c)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company;

(d)	at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or Intellectual Property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies;

(e)	during the Restriction Period, none of BVI Existing Shareholders or BVI may hold 5% or more shares in another business or entity (regardless of whether such business or entity is in competition, directly or indirectly, with the business carried on by any Group Company), unless a prior written consent is obtained from the Preference Shareholders; except for the business or entity where the BVI Existing Shareholders or BVI or their Associate does not act as an senior management officer, a director, or otherwise actively participate in the management, and in such case they may hold up to 20% of the Shares or equity interests in such business or entity, except for the investment and directorship in the Nan Shan as being disclosed to Baring as at the date hereof.

20.2	Each undertaking in paragraphs (a), (b), (c) (d) and (e) of this Clause 20.1 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

20.3	Each of BVI Existing Shareholders and BVI hereby expressly acknowledges and declares that it has duly considered the undertakings set out in Clause 20.1 and considers that they are reasonable in the circumstances, and warrants and undertakes to the Preference Shareholders that it shall not challenge or query the validity and enforceability of these undertakings.

20.4	Without prejudice to any rights or remedies of the Preference Shareholders under law, if any of BVI Existing Shareholders or BVI (“Defaulter”) is in breach of Clause 20.1(c), and more than 10 employees and/or officers of any Group Company are solicited or enticed away, such Defaulter shall be individually liable to pay to the Preference Shareholders on demand liquidated damages in the sum of US$ 5 million. The parties agree that this sum is paid as liquidated damages and not as penalty, and agree that this sum is a genuine pre-estimate in good faith of the loss suffered by the Preference Shareholders in such circumstances.

20.5	During the period that Baring holds any Preference Shares of the Company, or before a Qualified IPO, whichever is earlier, Baring should not directly or indirectly make any investment into the following companies, except that Baring’s investee enterprises make further investment into such companies.

(a)	Organizer ( )
(b)	Besta ( )
(c)	Instant dict ( )
(d)	Meigin ( )
(e)	Cooltec ( )
(f)	Hi-tech wealth ( )
(g)	Lenovo ( )
(h)	BBK ( )
(i)	Ohayo ( )
(j)
(k)
(l)
(m)
(n)
(o)	Readboy ( )
(p)	Dbolo ( )
(q)	V.me ( )
(r)	Timetop ( )
(s)	Worthy ( )
(t)
(u)
(v)	Vtech ( )
(w)
(x)

21.	TERMINATION

21.1	This Agreement shall continue in full force and effect until the earlier of the following:

(a)	the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity; or

(b)	the consummation of a Qualified IPO (including for this purpose an IPO by way of a reverse takeover).

21.2	Notwithstanding the provision of Clause 21.1, the registration rights under Schedule 4 shall be terminated in accordance with Schedule 4 or Clause 19.2, whichever is the later.

21.3	Termination of this Agreement shall not release any party from any liability which at the time of termination has already accrued to the other parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

22.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

23.	ENTIRE AGREEMENT

Except as otherwise specified in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

24.	NATURE OF THIS AGREEMENT

In the event of any conflict between the provisions of the Agreement and the terms of the memorandum or articles of association of the Company, the provisions of this Agreement shall prevail and, if any of the parties hereto shall so require, the memorandum of association or the Articles of the Company shall be revised so as to reflect the provisions of this Agreement.

25.	TIME

25.1	Time shall be of the essence of this Agreement.

25.2	No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

26.	ASSIGNMENT AND COUNTERPARTS

26.1	This Agreement shall be binding on and enure for the benefits of the parties hereto, and their respective successors and assigns.

26.2	The Preference Shareholders may assign and transfer any of its rights, benefits and obligations of and in this Agreement to any member(s) of the BAPE Group.

26.3	Any of the BVI Existing Shareholders may assign or transfer any of his rights, benefits and obligations of and in this Agreement to his Associate.

26.4	When the Board of the Company adopt a resolution to pursue a Qualified IPO, BVI 5 may assign or transfer any of the shares hold by BVI 5 to the Key Employees during the restructuring period of the Company for purposes of a Qualified IPO

26.5	Save as aforesaid, and save as provided herein, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

26.6	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

27.	NOTICES AND OTHER COMMUNICATION

27.1

Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 3. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service shall be deemed received three (3) Business Days after the date of despatch.

27.2	Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

28.	COSTS AND EXPENSES

28.1	Provide the Completion occurred, the Company shall bear all costs and expenses in respect of the transactions contemplated by this Agreement and all other expenses for the implementation of such transactions, otherwise each party shall bear its own costs and expenses including legal expenses.

28.2	For the avoidance of doubt, the parties hereto acknowledge that Jun He Law Offices only acts for Baring in respect of this Agreement, and the parties hereto (other than Baring) have been advised to seek separate legal advice.

28.3	Taxes and governmental fees in respect of the carrying into effect of this Agreement shall be born by the parties in accordance with PRC laws and regulations.

29.	PROCEEDS OF SUBSCRIPTION

The parties acknowledge and agree that the proceeds for the subscription of the Series A Preference Shares under the Subscription Agreement shall be used solely for capital expenditures and general working capital of the Group Companies, including the registration capital injection, merger and acquisition stipulated in the Restructure Memo, for the operation and expansion of the business referred to in Clause 2.1.

30.	GOVERNING LAW AND JURISDICTION

30.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

30.2	Any dispute, difference or claim arising out of or in connection with this Agreement shall be referred to and determined by the arbitration at Hong Kong International Arbitration Centre located in Hong Kong by using the laws of Hong Kong as the governing law. UNCITRAL Arbitration Rules shall apply to the arbitration proceedings, which will be conducted in English. For the arbitration tribunal, the arbitrators shall be selected among those who can read and understand Chinese, with each party of the dispute to appoint one member of the arbitration tribunal. The appointment of the third arbitrator shall be agreed by the parties of the dispute. If they fail to reach such an agreement, the Hong Kong International Arbitration Centre shall appoint the third arbitrator.

31.	MISCELLANEOUS

31.1	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

31.2	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

31.3	If this Agreement is terminated or rescinded for whatsoever reason, all further rights and obligations of the parties hereto shall cease to have effect upon such termination or rescission except that the termination or rescission will not affect the then accrued rights and obligations of the parties.

31.4	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by XU Dong	)
in the presence of :	)

SIGNED by XU Dong	)
for and on behalf of	)
Jointly Gold Technologies Limited	)
in the presence of :	)

SIGNED by XU Dong	)
)
for and on behalf of	)
Noah Technology Holding Limited	)
in the presence of:	)

SIGNED by TANG Benguo	)

in the presence of :	)

SIGNED by TANG Benguo	)
for and on behalf of	)
First Win Technologies Limited	)
in the presence of :	)

SIGNED by WANG Xiaotong	)

in the presence of :	)

SIGNED by WANG Xiaotong	)
for and on behalf of	)
Global Wise Technologies Limited	)
in the presence of :	)

SIGNED by MA Li	)

in the presence of :	)

SIGNED by MA Li	)
for and on behalf of	)
Gallop Jumbo International Limited	)
in the presence of :	)

SIGNED by XIAO Xianquan	)
for and on behalf of	)
Dynamic View Investments Limited	)
in the presence of :	)

SIGNED by	)
for and on behalf of	)
BARING ASIA II HOLDINGS	)
(22) LIMITED	)
in the presence of :	)

SIGNED by WONG Sinfung	)
for and on behalf of	)
Alpha Century Assets Limited	)
in the presence of :	)

SCHEDULE 1

WRITTEN RESOLUTIONS

WRITTEN RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY DATED [            ], 2004

We, being all the Shareholders of the Company as at the date hereof, hereby resolve as special resolutions where the Memorandum of Association and the Articles of Association of the Company shall be amended in accordance with the Shareholders’ Agreement, in the respect of the registered shares of the Company, liquidation, conversion, redemption, anti-dilution, and voting power, etc.

SCHEDULE 2

GROUP COMPANIES

1. Noah Technology Holdings Ltd., a company incorporated in the Cayman Islands (the Company), which is owned by Baring and BVI

2. WFOE 1, a limited liability company registered in the PRC, which will be wholly-owned by the Company and its subsidiaries;

3. WFOE 2, a limited liability company registered in the PRC, which will be wholly-owned by the Company and its subsidiaries.

SCHEDULE 3

ADDRESS AND FAX NUMBERS FOR NOTIFICATION

PART A

BVI Existing Shareholders

1.	XU Dong

Address:

Attn : Mr. XU Dong

	Fax No.:	(86755)-83432793

2.	TANG Benguo

Address:

Attn : Mr. TANG Benguo

	Fax No.:	(86755)-83432793

3.	WANG Xiaotong

Address:

Attn : Mr. WANG Xiaotong

	Fax No.:	(86755)-83432793

4.	MA Li

Address:

Attn : Mr. MA Li

	Fax No.:	(86-28)-87749469

PART B

5.	Baring Asia II Holdings (22) Limited

	Address:	P.O. Box 431
13-15 Victoria Road, St Peter Port
Guernsey
Channel Islands
GY1 3ZD
United Kingdom

Attn: Ms. Connie Helyar

	Fax No.:	(44) 148-1715-219
c.c. Baring Private Equity Partners (HK) Ltd.
39th Floor, One International Finance Centre
1 Harbour View Street
Central
Hong Kong

Attn: Ms. Kathy Xu

	Fax No.:	(852) 2843 9372

6.	Jointly Gold Technologies Limited

Address:

Attn: Mr. XU Dong

	Fax No.:	(86755)-83432793

7.	First Win Technologies Limited

Address:

Attn: Mr. TANG Benguo

	Fax No.:	(86755)-83432793

8.	Global Wise Technologies Limited

Address:

Attn: Mr. WANG Xiaotong

	Fax No.:	(86755)-83432793

9.	Gallop Jumbo International Limited

Address:

Attn: Mr. MA Li

	Fax No.:	(86-28)-87749469

10.	Dynamic View Investments Limited

Address:

Attn: Mr. XIAO Xianquan

	Fax No.:	(86755)-83432793

11.	Noah Technology Holdings Ltd.

Address:

Attn: Mr. Xu Dong

	Fax No.:	(86755)-83432793

12.	Alpha Century Assets Limited

	Address:	15A, Block One, Dynasty Court, 23rd, Old Peak Road, Hong Kong

Attn: Ms. WONG Sinfung

	Fax No.:	(00852)-28105546

SCHEDULE 4

REGISTRATION RIGHTS

1.	Applicability of Rights. The holders of Series A Preference Shares shall be entitled to the following rights with respect to any potential public offering of the Series A Preference Shares or the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such Securities for trading on a recognized securities exchange.

2.	Definitions. For purposes of this Schedule 4:

(a)	Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b)	Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series A Preference Shares issued (A) under the Subscription Agreement, and (B) pursuant to the Right of First Offer; (2) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Shares described in clause (1) of this subsection (b); and (3) any other Ordinary Shares of the Company owned or hereafter acquired by a Series A Preference Shareholder. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 4 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding.

(d)	Holder. For purposes of this Schedule 4, the term “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Schedule 4 have been duly assigned in accordance with this Agreement.

(e)	Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)	SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

3.	Demand Registration.

(a)	Request by Holders. If the Company shall at any time after the expiry of six months after a Qualified IPO receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other Shareholders who so) request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 3; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least thirty percent (30%) of all Registrable Securities then outstanding; and provided further that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 or Section 5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(b)

Underwriting. If the Holders initiating the registration request under this Section 3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the written notice referred to in subsection 3(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this Section 3.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3:

(i)	during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) Business Days following the effective date of, a Company-initiated registration subject to Section 4 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 5 hereof; or

(iii)

if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)	Expenses. All expenses incurred in connection with any registration pursuant to this Section 3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

4.	Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3 or Section 5 of this Schedule 4 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within 18 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4(c) hereof.

(b)	Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to seventy-five percent (75%) of the Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer, consultant or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)	Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

(d)	Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5.	Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5:

(1)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(2)	if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(3)

if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 5; or

(4)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(c)	Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 5 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

(d)	Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)	Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)

Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 3, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3.

7.	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 4 with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities. In this connection, each selling Holder shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.	No Registration Rights to Third Parties. Without the prior consent of the Holders of 75% of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 4, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Series A Preference Shareholders.

9.	Assignment

The registration rights under this Schedule 4 may be transferred or assigned to any transferee of Series A Preference Shares representing 5% or more of the issued share capital of the Company.

10.	Market Stand-Off Agreement.

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) Business Days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 10 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) Shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

SCHEDULE 7

FORM OF WARRANTS

FORM OF SERIES A PREFERENCE SHARES SUBSCRIPTION WARRANTS

Noah Technology Holdings Ltd.

Series A Preference Shares Subscription Warrant

Dated as of [•], 2004

Void after the Expiration Date (as defined below)

No. [•]	[XXX] Series A Preference Shares

THIS CERTIFIES that, for valuable consideration received, Baring Asia II Holdings (22) Limited or its permitted assigns under Section 11 below (the “Holder”) is entitled, from time to time or at any time commencing on the date of Completion (“Commencement Date”) and expire upon (i) the expiry of twenty four(24) months from the Completion Date or (ii) a Qualified IPO, whichever is the earlier, (the “Expiration Date”) to subscribe from Noah Technology Holdings Ltd., a Cayman Islands corporation (the “Company”), for an aggregate of 509,528.00 series A preference shares each of US$ par value of the Company (the “Series A Preference Shares”), at an aggregate subscription price of US$3 million, or approximately US$5.8878 per share, which is 20% higher than the current Subscription Price per share as provided in the Subscription Agreement, issued as fully-paid subject to adjustment as to such number of shares or such price as hereinafter provided (such price as so adjusted from time to time being herein called the “Subscription Price”).

This Series A Preference Share Subscription Warrant (this “Warrant”) has been issued by the Company to the Holder under the terms of a subscription agreement dated as of [•] October, 2004 (the “Subscription Agreement”).

This Warrant is subject to the following terms and conditions:

Section 1. Exercise of Warrant. The subscription rights represented by this Warrant are exercisable by the Holder, in whole or in part, at any time or from time to time on or after the Commencement Date and through the close of business on the Expiration Date, by the surrender of this Warrant and the Subscription Form annexed hereto (duly executed) at the principal office of the Company at (or at such other office of the Company in the People’s Republic of China as the

Company shall designate by notice in writing to the Holder at its address appearing on the books of the Company), and upon payment to the Company of the applicable Subscription Price for the Series A Preference Shares thereby subscribed by depositing the applicable Subscription Price in a bank account of the Company in Hong Kong or by such other methods of payment as the Company may accept.

In the event of the subscription of less than all of the Series A Preference Shares capable of subscription hereunder, the Company will cancel this Warrant upon surrender hereof, and will forthwith execute and deliver to the Holder, free of charge, a new Warrant of like tenor and date for the balance of the Series A Preference Shares capable of subscription hereunder.

The Company agrees that upon the receipt of this Warrant in proper form for exercise, and receipt of the full Subscription Price, the Series A Preference Shares so subscribed shall be issued to the Holder as the registered owner of such Series A Preference Shares within ten (10) Business Days (“Business Day” being a day other than Saturday on which banks in the Hong Kong Special Administrative Region are open for business) of the date on which this Warrant shall have been surrendered to the Company in accordance with the provisions of this Section 1.

The Company agrees that all of the Series A Preference Shares which are issued upon the exercise of this Warrant will be duly authorized, validly issued, fully paid and free from all preemptive or similar rights on the part of any holders of any shares in the capital of the Company and free from all taxes, encumbrances, liens and charges and other adverse rights and claims with respect to the issuance of such shares to the Holder. Such Series A Preference Shares shall rank pari passu with all other fully paid Series A Preference Shares in issue on the issue date.

Each certificate for the Series A Preference Shares subscribed upon exercise of this Warrant shall be delivered to the person entitled thereto within a reasonable time, not exceeding ten (10) Business Days, after the date on which the rights represented by this Warrant shall have been exercised.

Nothing contained in the Subscription Agreement or in this Warrant shall be construed as conferring upon the Holder prior to the exercise of any Warrant the rights to vote or to receive dividends or to consent or to receive notice as holders of Series A Preference Shares in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as holders of Series A Preference Shares of the Company.

Section 2. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant or any portion hereof.

Section 3. Certain Obligations of the Company. So long as any part of this Warrant shall remain outstanding:

(a) the Company covenants that it will at all times maintain sufficient, authorized but unissued share capital available for the purpose of issue upon the exercise of the subscription rights evidenced by this Warrant; and

(b) the Company will not, by amendment of, or through reorganization, consolidation, merger, dissolution, issuance of capital stock (otherwise than upon exercise of this Warrant) or sale of assets, or by any other voluntary act or deed, avoid or seek to avoid the performance or observance of any of the covenants, stipulations or conditions in this Warrant to be observed or performed by the Company.

Section 4. Rights and Privileges. The Series A Preference Shares shall have the rights and privileges set out in the Shareholder Agreement of the Company including without limitation the right to appoint directors of the company, the right of first offer, the right of first refusal, the co-sale right and the drag along right.

Section 5. Prior Notice of Certain Events. In case at any time:

(a) the Company shall pay any dividend payable in any shares or other securities (including rights, options or warrants) upon its Series A Preference Shares or make any distribution to any shareholders; or

(b) there shall be any capital reorganization or reclassification of the Series A Preference Shares, including any subdivision, split, combination or reverse split, or any consolidation or merger of the Company with another entity or a sale, transfer or other disposition of all or substantially all of its assets; or

(c) the Company shall offer for subscription to all of the holders of any class of its shares any additional shares or any other rights; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any of such cases, the Company shall give prior written notice, by mail, postage prepaid, addressed to the Holder who has not fully exercised this Warrant at its address as shown in the records kept by the Company, of the date on which (i) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, and (ii) such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Series A Preference Shares of record shall participate in such dividend, distribution, subscription rights, or shall be entitled to exchange their Series A Preference Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, transfer or other disposition, dissolution, liquidation or winding-up, as the case may be. Such written notice shall be given not less than 14 days prior to the action in question or to any record date or the date on which the Company’s register of members are closed in respect thereto.

Section 6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of a written confirmation from the Holder or other evidence reasonably satisfactory to it as to the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of an indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and duration, in lieu of this Warrant.

Section 7. Communications and Notices. All communications and notices hereunder shall be sent by facsimile to the Company at at fax number (86755)-83432793 or to such other facsimile number as the Company may hereafter designate in writing by notice to the Holder at its address as shown on the books of the Company.

Section 8. Remedies. The Company stipulates that the remedies at law available to the Holder in the event of any default by the Company in the performance of or compliance with any of the terms of the warrants are not and will not be adequate, and that the same may be specifically enforced.

Section 9. Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses, or Sections contained herein in any jurisdiction shall not affect the validity or enforceability of this Warrant or affect the validity or enforceability of such Warrant provisions in any other jurisdiction.

Section 10. Amendments and Waivers. Any term, covenant, agreement or condition of this Warrant may be amended, and compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by the approval or consent of the Holder. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 11. Miscellaneous. This Warrant shall be binding upon the Company’s successors in title and assigns, and shall not be saleable or assignable except when it is being sold or assigned to the purchaser or transferee of shares in the Company from the Holder pursuant to the Shareholders’ Agreement dated [•], 2004. This Warrant shall be construed in accordance with and governed by the laws of Hong Kong.

IN WITNESS WHEREOF, the Company has caused the common seal of the Company to be affixed to this Warrant in the presence of its duly authorized officer.

DATED: [•]

[ ]

By:
Name:
Title:

FORM OF SUBSCRIPTION

(To be signed only on exercise of Warrant)

TO:	Baring Asia II Holdings (22) Limited
[•]

The undersigned, the named holder of the within Warrant, hereby irrevocably elects to exercise such Warrant to subscribe thereunder for                          Series      A      Preference Shares of [•] each of [                        ], and herewith makes payment therefor in accordance with the terms of the Warrant, and requests that Series A Preference Shares be registered in the name of, and a certificate representing such Series A Preference Shares be issued to,                                                   whose address is                                                                                                               .

Dated:

(Signature)

Address

Signed in the presence of:

SCHEDULE 8

RESTRUCTURE MEMORANDUM

The terms hereof shall have the same meaning as in the Share Subscription Agreement.

Step (1): Establishment of BVI by BVI Existing Shareholders

BVI Existing Shareholders XU Dong, TANG Benguo, WANG Xiaotong, MA Li and other 8 key employees of the Noah establish five off-shore companies in BVI (BVI), which will be funded by the loan provided by Baring.

Step (2): Establishment of Cayman by BVI

BVI contributes investment to set up a company at Cayman (Cayman), holding 100% equity interests in Cayman.

Step (3): Establishment of WFOE (1) and WFOE (2) by Cayman

Cayman sets up WFOE (1) in PRC by purchasing 100% equity interests in New Noah, and sets up WFOE (2) in PRC by direct investment.

Step (4): Assets & Business Purchase

Step 4 shall include the following actions:

Busine/Assets Transfer

WFOE purchases assets and business from Noah by entering into an assets transfer agreement between them, which stipulates the transfer price, the scope of assets/business transferred. Please refer to Schedule 9 Asset List.

Consideration Waiver

Noah waives the consideration for assets transfer payable by WFOE (2) after Cayman’s capital contribution to WOFE (2) is completed.

Step (5): Share Purchase

WFOE purchases the equity interests held by Noah in Cheng Du Noah, Nan Shan Zhi Qiao and other entities. Step 5 shall be conducted simultaneously with Step 4.

Step (6): Issuance of Redeemable Convertible Preference Shares to Baring by Cayman

Subject to the Conditions Precedent, Cayman issues redeemable convertible preference shares to Baring, and Baring pays the applicable consideration (Completion). Upon the Completion, the articles of association of Cayman shall be amended accordingly.

Step (7): the NOAH and other relevant parties fulfill the Post-Completion Covenants

SCHEDULE 9

ASSETS LIST

Amendment to Share Subscription Agreement

THIS AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT is entered into as of June 30,2004 (“Amendment”), by and among Baring Asia II Holdings(22) limited (“Baring”), Alpha Century Assets Limited (“INVESTOR”), Wong Sinfung, Jointly Gold Technologies Ltd. (“BVI 1”), First Win Technologies Ltd. (“BVI 2”), Global Wise Technologies Ltd. (“BVI 3”), Gallop Jumbo International Limited (“BVI 4”), Dynamic View Investments Limited (“BVI 5”), Noah Technology Holdings Ltd. (“Company”), Shenzhen Noah Industrial Co. ,Ltd.( ) (“Noah Industrial”), Shenzhen New Noah Technology Co. ,Ltd.( ) (“New Noah”), and BVI Existing Shareholders. The foregoing parties shall be hereinafter referred to collectively as the “Parties” and individually as a “Party”. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Share Subscription Agreement (as defined below).

WITNESSETH

WHEREAS , Baring, Investor, Wong Sinfung , BVI 1 , BVI 2 , BVI 3, BVI 4 ,BVI 5 ,Company, Noah Industrial, New Noah, and BVI Existing Shareholders have entered into a Share Subscription Agreement dated as of April 29,2004 (“Share subscription Agreement”) , in which Baring and Investor have become the Series A Preference Shareholders by subscription for 3,260,981.00 Subscription Shares of the Company;

WHEREAS , Baring, Investor, BVI 1, BVI 2, BVI 3, BVI 4, BVI 5, Company, and BVI Existing Shareholders have entered into a Shareholders’ Agreement dated as of April 19, 2004 (“Shareholders’ Agreement”);

WHEREAS ,Parties agree to amend the share Subscription Agreement.

AGREEMENT

NOW, THEREFORE ,the Share Subscription Agreement shall be amended as follows:

1.	WHEREAS (A) shall be amended as follows:

“As at the date hereof ,the Company has an authorized capital of US$50,000.00 divided into 500,000,000.00 shares of par value of US$0.0001 each. As at the date hereof ,10,736,721.00 ordinary shares have been issued and are fully paid or credited as fully paid by each of BVI respectively .Further particulars of the Company are set out in Schedule 1.”

2.	The interpretation of “BAPE Group” shall be amended as follows:

“BPEP ASIA” means Baring Equity Partners Asia Limited , a company incorporated in Hong Kong;

“BPEP Group” means , collectively:

(a)	BPEP ASIA, any holding company of BPEP ASIA and any subsidiary of BPEP ASIA or any such holding company;

(b)	any partnerships, companies and other entities which are at any time ,or the assets of which (or some material part thereof) are at any time, managed or advised (whether solely or jointly with others) by any company or other entity referred to in (a) above; and

(c)	any company, corporation, limited liability partnership or other vehicle controlled by any entity referred to in (a) or (b) above;

and references to a “member of the BPEP Group “ shall be construed accordingly, and any references to “ BAPE Group” shall be amended to “BPEP Group”;

“Control” means in relation to a company or other entity, the power of a person either directly or indirectly to secure (i) by means of a holding of securities or other interest in the company or other entity or (ii) by means of contractual rights or (iii) by virtue of any powers conferred by the articles of association or other documents regulation the company or other entity, that the affairs of the company or other entity are conducted in accordance with its wishes , and “Controlled “ shall be construed accordingly;

3.	The Schedule 1 shall be amended as follows;

SCHEDULE 1

PARTICULARS OF THE COMPANY

1.	Registered Office:	the offices of Walkers SPV Limited, Walker House, Mary Street, PO BOX 908 GT, George Town, Grand Cayman , Cayman Islands.
2.	Date of incorporation:	April 8,2004
3.	CR Number:	WK-134538
4.	Place of Incorporation:	Cayman Islands
5.	Directors:	Xu Dong, Tang Benguo, Wang Xiaotong
6.	Authorized Share Capital as at the date hereof:	US$50,000 divided into 500,000,000.00 Shares of par value of US$0.0001 each, of which 300,000,000 shall be designated Ordinary Shares and 200,000,000 shall be designated Series A Preference Shares,

7.	Authorized Share Capital as at the Completion Date:	US$50,000 divided into 500,000,000.00 Shares of par value of US$0.0001 each
8.	Issued Share Capital:	as per the Capitalization Table in Exhibit B

4.	Schedule 4 shall be amended as follows:

SCHEDULE 4

FORM OF APPLICATION FOR SHARES

To:	Noah Technology Holdings Ltd.
From:	[ ]
Date:

Dear Sirs,

Application for shares

We hereby apply for the allotment and issue of the following number of full paid Series A Preference Shares par value of US$0.0001 of your Company at the aggregate subscription price of [US$15milion/1milion]:

No. of Series A Preference Share:	[3,057,170.00/203,811.00]

We agree to take the above Series A Preference Shares subject to the Memorandum and Articles of Association of your company and we authorize you to enter our name in the register of members as holder of the above shares.

Yours faithfully,

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties executed this Amendment the day and year first above written.

SIGNED by	)
for and on behalf of	)
BARING ASIA II HOLDINGS	)	/s/
(22)LIMITED	)
in the presence of :	)

/s/

(Signature page of the Amendment to Share Subscription Agreement)

SIGNED by WONG Sinfung	)
for and on behalf of	)
Alpha Century Assets Limited	)	/s/ WONG Sinfung
in the presence of :	)

SIGNED by WONG Sinfung	)
in the presence of :	)	/s/ WONG Sinfung

SIGNED by XU Dong	)
for and on behalf of	)
Jointly Gold Technologies Limited	)	/s/ XU Dong
in the presence of	)

SIGNED by	)
XU Dong	)	/s/ XU Dong
in the presence of:	)

SIGNED by XU Dong	)
for and on behalf of	)
Noah Technology Holdings Ltd.	)	/s/ XU Dong
in the presence of :	)

SIGNED by XU Dong	)
for and on behalf of	)
Shenzhen Noah Industry Co., Ltd	)	/s/ XU Dong
in the presence of :	)

SIGNED by XU Dong	)
for and on behalf of	)
Shenzhen New Noah Technology Co., Ltd.	)	/s/ XU Dong
in the presence of :	)

SIGNED by TANG Benguo	)
for and on behalf of	)
First Win Technologies Limited	)	/s/ TANG Benguo
in the presence of :	)

SIGNED by	)
TANG Benguo	)	/s/ TANG Benguo
in the presence of :	)

SIGNED by WANG Xiaotong	)
for and on behalf of	)
Global Wise Technologies Limited	)	/s/ WANG Xiaotong
in the presence of :	)

SIGNED by	)
WANG Xiaotong	)	/s/ WANG Xiaotong
in the presence of :	)

SIGNED by MA Li	)
for and on behalf of	)
Gallop Jumbo International Limited	)	/s/ MA Li
in the presence of :	)

SIGNED by	)
MA Li	)	/s/ MA Li
in the presence of :	)

SIGNED by XIAO Xianquan	)
for and on behalf of	)
Dynamic View Investments Limited	)	/s/ XIAO Xianquan
in the presence of :	)

/s/

SIGNED by	)
XIAO Xianquan	)	/s/ XIAO Xianquan
in the presence of :	)

/s/